As filed with the Securities and Exchange Commission on June 6, 2016

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lincoln National Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation or Organization)

35-1140070
(I.R.S. Employer Identification No.)

150 N. Radnor Chester Road
Radnor, PA  19087
(484) 583-1400

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Lincoln National Corporation
Deferred Compensation Plan for Agents
(Full Title of Plan)

Kirkland L. Hicks
Executive Vice President, General Counsel & Secretary
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA  19087
(484) 583-1400

(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ] __________________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [X]                                                                                                                                                                                Accelerated filer [  ]
Non-accelerated filer [  ]    (Do not check if a smaller reporting company).                      Smaller reporting company [  ]

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered		Proposed Maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Deferred Compensation Obligations	$10,000,000	(1)	100%	$10,000,000	(2)	$1,007

(1)  The Deferred Compensation Obligations are unsecured and unsubordinated obligations of Lincoln National Corporation to pay deferred compensation in the future in accordance with the terms of the Lincoln National Corporation Executive Deferred Compensation Plan for Agents.

(2)  The fee is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act").

PROSPECTUS

$10,000,000

LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATION OBLIGATIONS

Offered as set forth in this Prospectus pursuant to the

LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATION PLAN FOR AGENTS

This Prospectus relates to shares of our Deferred Compensation Obligations under the Lincoln National Corporation Deferred Compensation Plan For Agents (the "Plan") to be offered and sold to a select group of "Participants," consisting of highly compensated individuals holding a full-time agent's contract with The Lincoln National Life Insurance Company ("LNL") and of similarly situated individuals associated with affiliates and subsidiaries of Lincoln National Corporation.

 The filing of this Registration Statement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

Investing in the securities involves risks.  See "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information.  Our business, financial condition, results of operations and prospects may have changes since those dates.

The date of this Prospectus is June 6, 2016.

TABLE OF CONTENTS

About this Prospectus	v
General Information	1
Forward Looking Statements-Cautionary Language	1
Risk Factors	3
Plan Overview	22
Definitions	24
Plan Description	26
Eligibility and Participation	26
Deferral Provisions	26
Company Contributions	27
Vesting	28
Choosing a Beneficiary	28
Distributions and Taxes	29
Other Important Facts about the Plan	33
Participant Communications	35
Investment Elections	35
Trading Restrictions & Other Limitations	35
The Investment Supplement	36
Experts	55
Legal Matters	55
Where You Can Find More Information	56
Documents Incorporated By Reference	56

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS
THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

ABOUT THIS PROSPECTUS

This Prospectus also constitutes a Summary Plan Description, and highlights the key features of the Plan.  This prospectus does not describe all the details of the Plan. The Plan Document explains your benefits, rights and responsibilities in more detail, and is the controlling document in the case of any discrepancy between this prospectus and the Plan Document.  It is important for you to read and consider all information contained in this prospectus in making your investment decision.  You should also read and consider the additional information under the caption "Where You Can Find More Information."  You should rely only on information in this prospectus, the Plan Document or information to which we have referred you.  We have not authorized anyone to provide you with information that is different.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information.  Our business, financial condition, results of operations and prospectus may have changed since those dates.

If you have any questions about the Plan that are not answered in this prospectus, or if you would like a copy of the Plan Document, such additional information can be obtained (without charge) from Nolan Financial Group by calling Nolan's Deferred Compensation Customer Services Line at this number:  888-907-8633.

IRS CIRCULAR 230 NOTICE: As required by the IRS, we inform you that any tax advice contained in this prospectus was not intended or written to be used or referred to, and cannot be used or referred to (i) for the purpose of avoiding penalties under the Internal Revenue Code, or (ii) in promoting, marketing, or recommending to another party any transaction or matter addressed in this prospectus.  Individuals should seek tax advice based on their own particular circumstances from an independent tax advisor.

Unless otherwise indicated, all references in this prospectus to "LNC," "we," "our," "us," or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.
v

GENERAL INFORMATION

Lincoln National Corporation ("LNC," which also may be referred to as "Lincoln," "we," "our" or "us") is a holding company, which operates multiple insurance and retirement businesses through subsidiary companies.  Through our business segments, we sell a wide range of wealth protection, accumulation and retirement income products and solutions.  These products include fixed and indexed annuities, variable annuities, universal life insurance ("UL"), variable universal life insurance ("VUL"), linked-benefit UL, term life insurance, indexed universal life insurance ("IUL"), employer-sponsored retirement plans and services, and group life, disability and dental.  LNC was organized under the laws of the state of Indiana in 1968.  We currently maintain our principal executive offices in Radnor, Pennsylvania.  "Lincoln Financial Group" is the marketing name for LNC and its subsidiary companies.  As of March 31, 2016, LNC had consolidated assets of $255.7 billion and consolidated stockholders' equity of $14.7 billion.  For the three months ended March 31, 2016, LNC had total revenue of $3.2 billion and net income of $208 million.  For the year ended December 31, 2015, LNC had total revenue of $13.6 billion and net income of $1.2 billion.

We provide products and services and report results through four segments as follows:

Business Segments
Annuities
Retirement Plan Services
Life Insurance
Group Protection

We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments.

The following description of the Plan is a summary of its key terms and provisions. The statements contained in this prospectus concerning the Plan are qualified in their entirety by reference to the terms of the Plan itself, which is the legally controlling document. Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this prospectus and in other written or oral statements made by us or on our behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like:  "believe," "anticipate," "expect," "estimate," "project," "will," "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings.  We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company's ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, our ability to conduct business and our captive reinsurance arrangements as well as restrictions on revenue sharing and 12b‑1 payments, the potential for U.S. federal tax reform and the impact of the Department of Labor's ("DOL") regulation defining fiduciary;

•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits ("EGPs") and demand for our products;
•
Rapidly increasing interest rates causing contract holders to surrender life insurance and annuity policies, thereby causing realized investment losses, and reduced hedge performance related to variable annuities;

•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") on us and the economy and financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of the net amortization of deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI") and deferred front-end loads ("DFEL") and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•
Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the net amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•	Changes in GAAP, including convergence with International Financial Reporting Standards, that may result in unanticipated changes to our net income;
•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•
Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectability of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;

•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive.  Other sections of this prospectus, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission ("SEC") include additional factors that could affect our businesses and financial performance.   Moreover, we operate in a rapidly changing and competitive environment.  New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

RISK FACTORS

You should carefully consider the risks described below before investing in our securities.  The risks and uncertainties described below are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially affected.  In that case, the value of our securities could decline substantially.

Risk Factors Relating to Participation in the Plan

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations, and we and our subsidiaries may incur additional indebtedness that may adversely affect our ability to meet our financial obligations under the Plan

The Plan is a non-qualified and unfunded plan that is not protected against our insolvency and the Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with other unsecured and unsubordinated indebtedness.  The provisions of the Plan do not limit the incurrence by us or our subsidiaries of indebtedness or other obligations.  We and our subsidiaries may incur additional indebtedness or other obligations in the future which could have important consequences to participants in the Plan.  For example, we may have insufficient cash to meet our financial obligations, including our financial obligations under the Plan.  If we become insolvent, you would have no rights greater that our other general unsecured creditors and your account balance under the Plan would not be guaranteed.

Investments in the various Investment Options available under the Plan may involve risk and can you may lose some or all of your deferred compensation.

Investments in the various Investment Options are subject to one or more risks, which are described in a summary fashion in this Prospectus.  Past performance of the Investment Options is no guarantee of future performance and you may be at risk of losing your entire investment if the Investment Option does not perform as you expect.  Furthermore, you may at times be restricted from transferring the balance in the various Investment Options for regulatory or other reasons.

Legislative, Regulatory and Tax

Our businesses are heavily regulated and changes in regulation may affect our insurance subsidiary capital requirements or reduce our profitability.

State Regulation

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business.  The supervision and regulation relate to numerous aspects of our business and financial condition.  The primary purpose of the supervision and regulation is the protection of our insurance contract holders, and not our investors.  The extent of regulation varies, but generally is governed by state statutes.  These statutes delegate regulatory, supervisory and administrative authority to state insurance departments.  This system of supervision and regulation covers, among other things:

•	Standards of minimum capital requirements and solvency, including RBC measurements;
•	Restrictions on certain transactions, including, but not limited to, reinsurance between our insurance subsidiaries and their affiliates;
•	Restrictions on the nature, quality and concentration of investments;
•	Restrictions on the receipt of reinsurance credit;
•	Restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;
•	Limitations on the amount of dividends that insurance subsidiaries can pay;
•	Licensing status of the company;
•	Certain required methods of accounting pursuant to statutory accounting principles ("SAP");
•	Reserves for unearned premiums, losses and other purposes; and
•
Assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products.  Changes in these laws and regulations, or in interpretations thereof, sometimes lead to additional expense for the insurer and, thus, could have a material adverse effect on our financial condition and results of operations.  For example, the NAIC could enact additional regulations related to the reinsurance of variable annuity business through the use of captive insurance arrangements that could limit or even eliminate our ability to reinsure such business in the future.

Although we endeavor to maintain all required licenses and approvals our businesses may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations, which may change from time to time.  Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals.  If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines.  Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company.  As of December 31, 2015, no state insurance regulatory authority had imposed on us any material fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

Federal Regulation

In addition, our broker-dealer and investment advisor subsidiaries as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and FINRA.  These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.  The foregoing regulatory or governmental bodies, as well as the DOL and others, have the authority to review our products and business practices and those of our agents, advisors, registered representatives, associated persons and employees.  In recent years, there has been increased scrutiny of the insurance industry by these bodies, which has included more extensive examinations, regular sweep inquiries and more detailed review of disclosure documents.  These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper.  These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

Department of Labor regulation defining fiduciary could cause changes to the manner in which we deliver products and services as well as changes in nature and amount of compensation and fees.

On April 8, 2016, the DOL released the final Definition of Fiduciary; Conflict of Interest Rule and related prohibited transaction exemptions (the "DOL Fiduciary Rule"), which, when effective, will substantially expand the range of activities that would be considered to be fiduciary investment advice under ERISA and the Internal Revenue Code.  The DOL Fiduciary Rule provides for a phased implementation of the provisions of this new regulation, the first of which will be effective on April 10, 2017, with full implementation by January 1, 2018.  Under the DOL Fiduciary Rule, the investment-related information and support that our advisors and employees may provide to plan sponsors, participants and IRA holders on a non-fiduciary basis will be limited beyond what is allowed under the current law.  As a result, changes to the methods that we use to (i) deliver products and services, and (ii) pay and receive compensation for our investment-related products and services may be required, which may impact sales or margins.  In addition, if any of our advisors were to provide fiduciary investment advice as defined in the DOL Fiduciary Rule, it could also expose us and our advisors to additional risk of legal liability in connection with that advice.  For additional information regarding the DOL proposed regulation, see "Item 1. Business – Regulatory – Insurance Regulation – Federal Initiatives – Department of Labor Regulation" in our 2015 Form 10-K.

Attempts to mitigate the impact of Regulation XXX and Actuarial Guideline 38 may fail in whole or in part resulting in an adverse effect on our financial condition and results of operations.

XXX requires insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and UL policies with secondary guarantees.  In addition, AG38 clarifies the application of XXX with respect to certain UL insurance policies with secondary guarantees.  Virtually all of our newly issued term and the majority of our newly issued UL insurance products are affected by XXX and AG38. The application of both AG38 and XXX involve numerous interpretations.  If state insurance departments do not agree with our interpretations, we may have to increase reserves related to such policies.  The NYDFS does not recognize the NAIC revisions to AG38 in applying the New York law governing the reserves to be held for UL and VUL products containing secondary guarantees.  The change, which was effective as of December 31, 2013, impacts our New York-domiciled insurance subsidiary, LLANY.  LLANY discontinued the sale of these products in early 2013, but the change affects those policies sold prior to that time.  We began phasing in the increase in reserves over five years beginning in 2013.  As of December 31, 2015, we have increased reserves by $270 million.

We have implemented, and plan to continue to implement, reinsurance and capital management transactions to mitigate the capital impact of XXX and AG38, including the use of captive reinsurance subsidiaries. Recently, the NAIC adopted AG48 regulating the terms of these arrangements that are entered into or amended in certain ways after December 31, 2014.  This new guideline imposes restrictions on the types of assets that can be used to support the reinsurance in these kinds of transactions.  We cannot provide assurance that in light of AG48 and/or future rules and regulations that we will be able to continue to efficiently implement transactions or take other actions to mitigate the impact of XXX or AG38 on future sales of term and UL insurance products.  If we are unable to continue to efficiently implement such solutions for any reason, we may have lower returns on such products sold than we currently anticipate and/or reduce our sales of these products.

Changes in U.S. federal income tax law could increase our tax costs and make the products that we sell less desirable.

Changes to the Internal Revenue Code, the issuance of administrative rulings or court decisions could increase our effective tax rate, make our products less desirable and lower our net income on both a statutory accounting and GAAP basis.  For example, the House Ways and Means Committee, led by former Representative Dave Camp, previously released a draft of a tax reform act in early 2014 that proposed several significant changes to insurance company taxation.  While those provisions were not enacted, tax reform discussions continue at the Congressional Committee level.  These discussions have a near-term focus on international tax law changes, but there is also broad support in both Houses of Congress for comprehensive tax reform.  If comprehensive tax reform legislation does move forward, there may be an impact to the life insurance company tax regime.

Further the Obama Administration released its fiscal year 2017 budget proposal on February 9, 2016.  The budget includes proposals that, if enacted, would affect the taxation of life insurance companies and certain life insurance products.  If enacted into law, the statutory changes contemplated by the Administration's revenue proposals could, among other things, change the method used to determine the amount of dividend income received by a life insurance company on assets held in separate accounts used to support products, including variable life insurance and variable annuity contracts, that are eligible for the dividends-received deduction.  The dividends-received deduction reduces the amount of dividend income subject to tax and is a significant component of the difference between our actual tax expense and expected amount determined using the federal statutory tax rate of 35%.  Our income tax provision for the year ended December 31, 2015, included a tax benefit for the separate account dividends-received deduction benefit of $180 million relating to the 2015 tax year.  In addition, the proposals could affect the treatment of COLI policies by limiting the availability of certain interest deductions for companies that purchase those policies.  If proposals of this type were enacted, our sale of COLI, variable annuities and variable life products could be adversely affected, and our actual tax expense could increase, thereby reducing earnings.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

We are, and in the future may be, subject to legal and regulatory actions in the ordinary course of our insurance and retirement operations.  Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate. Some of these proceedings have been brought on behalf of various alleged classes of complainants.  In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.  Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.  See Note 13 for a description of legal and regulatory proceedings and actions.

Implementation of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act may subject us to substantial additional federal regulation, and we cannot predict the effect on our business, results of operations, cash flows or financial condition.

Since it was enacted in 2010, the Dodd-Frank Act has brought wide-ranging changes to the financial services industry, including changes to the rules governing derivatives; a study by the SEC of the rules governing broker-dealers and investment advisers with respect to individual investors and investment advice, followed potentially by rulemaking; the creation of a new Federal Insurance Office within the U.S. Treasury to gather information and make recommendations regarding regulation of the insurance industry; the creation of a resolution authority to unwind failing institutions; the creation of a new Consumer Financial Protection Bureau to protect consumers of certain financial products; and changes to executive compensation and certain corporate governance rules, among other things.

The Dodd-Frank Act requires significant rulemaking across numerous agencies within the federal government, some of which has been implemented.  The implementation of newly-adopted rules will continue throughout 2016, as will the rulemaking process.  The ultimate impact of these provisions on our businesses (including product offerings), results of operations, liquidity and capital resources is currently indeterminable.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are prepared in accordance with GAAP as identified in the Financial Accounting Standards Board ("FASB") Accounting Standards CodificationTM ("ASC").  From time to time, we are required to adopt new or revised accounting standards or guidance that are incorporated into the FASB ASC.  It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Specifically, the FASB is working on several key projects, including those that could result in significant changes to how we account for and report our insurance contracts, financial instruments and deferred acquisition costs ("DAC").  Depending on the magnitude of the changes ultimately adopted by the FASB, the proposed changes to GAAP may impose special demands on issuers in the areas of employee training, internal controls, contract fulfillment and disclosure and may affect how we manage our business, as it may affect other business processes such as design of compensation plans, product design, etc.  The effective dates and transition methods are not known; however, issuers may be required to or may choose to adopt the new standards retrospectively.  In this case, the issuer will report results under the new accounting method as of the effective date, as well as for all periods presented.  In addition, the SEC is considering whether and how to incorporate International Financial Reporting Standards into the U.S. financial reporting system.

Our domestic insurance subsidiaries are subject to SAP.  Any changes in the method of calculating reserves for our life insurance and annuity products under SAP, such as the finalization of principles-based reserving, may result in increased reserve requirements.

Anti-takeover provisions could delay, deter or prevent our change in control, even if the change in control would be beneficial to LNC shareholders.

We are an Indiana corporation subject to Indiana state law.  Certain provisions of Indiana law could interfere with or restrict takeover bids or other change in control events affecting us.  Also, provisions in our articles of incorporation, bylaws and other agreements to which we are a party could delay, deter or prevent our change in control, even if a change in control would be beneficial to shareholders.  In addition, under Indiana law, directors may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation and the communities in which offices and other facilities are located, and other factors the directors consider pertinent.  One statutory provision prohibits, except under specified circumstances, LNC from engaging in any business combination with any shareholder who owns 10% or more of our common stock (which shareholder, under the statute, would be considered an "interested shareholder") for a period of five years following the time that such shareholder became an interested shareholder, unless such business combination is approved by the board of directors prior to such person becoming an interested shareholder.  In addition, our articles of incorporation contain a provision requiring holders of at least three-fourths of our voting shares then outstanding and entitled to vote at an election of directors, voting together, to approve a transaction with an interested shareholder rather than the simple majority required under Indiana law, unless certain price thresholds are met.

In addition to the anti-takeover provisions of Indiana law, there are other factors that may delay, deter or prevent our change in control. As an insurance holding company, we are regulated as an insurance holding company and are subject to the insurance holding company acts of the states in which our insurance company subsidiaries are domiciled.  The insurance holding company acts and regulations restrict the ability of any person to obtain control of an insurance company without prior regulatory approval.  Under those statutes and regulations, without such approval (or an exemption), no person may acquire any voting security of a domestic insurance company, or an insurance holding company which controls an insurance company, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company or insurance company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Market Conditions

Weak conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world.  Continued unconventional easing from the major central banks, slowing of global growth, continued impact of falling global energy and other commodity prices, and the ability of the U.S. government to proactively address the fiscal imbalance remain key challenges for markets and our business.  These macro-economic conditions may have an adverse effect on us given our credit and equity market exposure.  In the event of extreme prolonged market events, such as the global credit crisis and recession that occurred during 2008 and 2009, we could incur significant losses. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

Factors such as consumer spending, business investment, domestic and foreign government spending, the volatility and strength of the capital markets, the potential for inflation or deflation and uncertainty over domestic and foreign government actions all affect the business and economic environment and, ultimately, the amount and profitability of our business.  In an economic downturn characterized by higher unemployment, lower disposable income, lower corporate earnings, lower business investment and lower consumer spending, the demand for our financial and insurance products could be adversely affected. In addition, we may experience an elevated incidence of claims and lapses or surrenders of policies.  Our contract holders may choose to defer paying insurance premiums or stop paying insurance premiums altogether.  Adverse changes in the economy could affect earnings negatively and could have a material adverse effect on our business, results of operations and financial condition.

Changes in interest rates and sustained low interest rates may cause interest rate spreads to decrease and changes in interest rates may also result in increased contract withdrawals.

Interest rate fluctuations and/or a sustained period of low interest rates could negatively affect our profitability.  Some of our products, principally fixed annuities and UL, including IUL and linked-benefit UL, have interest rate guarantees that expose us to the risk that changes in interest rates will reduce our spread, or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts.  Spreads are an important component of our net income.  Declines in our spread or instances where the returns on our general account investments are not enough to support the interest rate guarantees on these products could have a material adverse effect on our businesses or results of operations.  In addition, low rates increase the cost of providing variable annuity living benefit guarantees, which could negatively affect our variable annuity profitability.

In periods when interest rates are declining or remain at low levels, we may have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments reducing our spread.  Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk.  Lowering interest crediting rates helps to mitigate the effect of spread compression on some of our products.  However, because we are entitled to reset the interest rates on our fixed-rate annuities only at limited, pre-established intervals, and since many of our contracts have guaranteed minimum interest or crediting rates, our spreads could still decrease.  As of December 31, 2015, 40% of our annuities business, 93% of our retirement plan services business and 96% of our life insurance business with guaranteed minimum interest or crediting rates are at their guaranteed minimums.

Our expectation for future spreads is an important component in the amortization of DAC and value of business acquired ("VOBA") as it affects the future profitability of the business.   Currently, new money rates continue to be at historically low levels. The Federal Reserve Board forecasts point toward short-term rates likely moving towards or slightly above 1% at the end of 2016.  As a result of the low interest environment, we lowered our long-term new money investment yield assumption and recorded an unfavorable unlocking during 2015, which was most pronounced in the Life Insurance segment.  We cannot give assurance that persistent low interest rates will not result in future negative unlockings. For additional information on interest rate risks, see "Part II – Item 7A. Quantitative and Qualitative Disclosures About Market Risk – Interest Rate Risk."

A decline in market interest rates could also reduce our return on investments that do not support particular policy obligations.  During periods of sustained lower interest rates, our recorded policy liabilities may not be sufficient to meet future policy obligations and may need to be strengthened, thereby reducing net income in the affected reporting period.  Accordingly, declining interest rates may materially affect our results of operations, financial condition and cash flows and significantly reduce our profitability.

Increases in market interest rates may also negatively affect our profitability.  In periods of rapidly increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest-sensitive products competitive.  We, therefore, may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets.  Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to buy products with perceived higher returns.  This process may lead to a flow of cash out of our businesses.  These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses.  A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds.  Furthermore, unanticipated increases in withdrawals and termination may cause us to unlock our DAC and VOBA assets, which would reduce net income.  An increase in market interest rates could also have a material adverse effect on the value of our investment portfolio, for example, by decreasing the estimated fair values of the fixed-income securities that comprise a substantial portion of our investment portfolio.  An increase in interest rates could also result in decreased fee income associated with a decline in the value of variable annuity account balances invested in fixed-income funds.

Because the equity markets and other factors impact the profitability and expected profitability of many of our products, changes in equity markets and other factors may significantly affect our business and profitability.

The fee income that we earn on variable annuities and VUL insurance policies is based primarily upon account values.  Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee income.  Conversely, a weakening of the equity markets results in lower fee income and may have a material adverse effect on our results of operations and capital resources.

The increased fee income resulting from strong equity markets increases the estimated gross profits ("EGPs") from variable insurance products as do better than expected lapses, mortality rates and expenses.  As a result, higher EGPs may result in lower net amortized costs related to DAC, deferred sales inducements ("DSI"), VOBA, deferred front-end loads ("DFEL") and changes in future contract benefits.  However, a decrease in the equity markets, as well as worse than expected increases in lapses, mortality rates and expenses, depending upon their significance, may result in higher net amortized costs associated with DAC, DSI, VOBA, DFEL and changes in future contract benefits and may have a material adverse effect on our results of operations and capital resources.  If we had unlocked our reversion to the mean ("RTM") assumption in the corridor as of December 31, 2015, we would have recorded favorable unlocking of approximately $145 million, pre-tax, for our Annuities segment, approximately $20 million, pre-tax, for our Retirement Plan Services segment and approximately $15 million, pre-tax, for our Life Insurance segment.  For further information about our RTM process, see "Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL – Reversion to the Mean" in the MD&A.

Changes in the equity markets, interest rates and/or volatility affect the profitability of our products with guaranteed benefits; therefore, such changes may have a material adverse effect on our business and profitability.

Certain of our variable annuity products include optional guaranteed benefit riders.  These include GDB, GWB and GIB riders.  Our GWB, GIB and 4LATER® (a form of GIB rider) features have elements of both insurance benefits accounted for under the Financial Services – Insurance – Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC ("benefit reserves") and embedded derivatives accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC ("embedded derivative reserves").  We calculate the value of the embedded derivative reserve and the benefit reserves based on the specific characteristics of each guaranteed living benefit feature.  The amount of reserves related to GDB for variable annuities is related to the difference between the value of the underlying accounts and the GDB, calculated using a benefit ratio approach.  The GDB reserves take into account the present value of total expected GDB payments, the present value of total expected GDB assessments over the life of the contract, claims paid to date and assessments to date. Reserves for our GIB and certain GWB with lifetime benefits are based on a combination of fair value of the underlying benefit and a benefit ratio approach.  The benefit ratio approach takes into account, among other things, the present value of expected GIB payments, the present value of total expected GIB assessments over the life of the contract, claims paid to date and assessments to date.  The amount of reserves related to those GWB that do not have lifetime benefits is based on the fair value of the underlying benefit.

Both the level of expected payments and expected total assessments used in calculating the benefit reserves are affected by the equity markets.  The liabilities related to fair value are impacted by changes in equity markets, interest rates, volatility, foreign exchange rates and credit spreads.  Accordingly, strong equity markets, increases in interest rates and decreases in volatility will generally decrease the reserves calculated using fair value.  Conversely, a decrease in the equity markets along with a decrease in interest rates and an increase in volatility will generally result in an increase in the reserves calculated using fair value.

Increases in reserves would result in a charge to our earnings in the quarter in which the increase occurs.  Therefore, we maintain a customized dynamic hedge program that is designed to mitigate the risks associated with income volatility around the change in reserves on guaranteed benefits.  However, the hedge positions may not be effective to exactly offset the changes in the carrying value of the guarantees due to, among other things, the time lag between changes in their values and corresponding changes in the hedge positions, high levels of volatility in the equity markets and derivatives markets, extreme swings in interest rates, contract holder behavior different than expected, a strategic decision to adjust the hedging strategy in reaction to extreme market conditions or inconsistencies between economic and statutory reserving guidelines and divergence between the performance of the underlying funds and hedging indices.

In addition, we remain liable for the guaranteed benefits in the event that derivative or reinsurance counterparties are unable or unwilling to pay, and we are also subject to the risk that the cost of hedging these guaranteed benefits increases, resulting in a reduction to net income.  These, individually or collectively, may have a material adverse effect on net income, financial condition or liquidity.

Liquidity and Capital Position

Adverse capital and credit market conditions may affect our ability to meet liquidity needs, access to capital and cost of capital.

We need liquidity to pay our operating expenses, interest on our debt and dividends on our capital stock, to maintain our securities lending activities and to replace certain maturing liabilities.  Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.  When considering our liquidity and capital position, it is important to distinguish between the needs of our insurance subsidiaries and the needs of the holding company.

For our insurance and other subsidiaries, the principal sources of liquidity are insurance premiums and fees, annuity considerations and cash flow from our investment portfolio and assets, consisting mainly of cash or assets that are readily convertible into cash.

In the event that current resources do not satisfy our needs, we may have to seek additional financing.  The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn.  Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us.  See "Review of Consolidated Financial Condition – Liquidity and Capital Resources – Sources of Liquidity and Cash Flow" in the MD&A for a description of our credit ratings.  Our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business, most significantly our insurance operations.  Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities; satisfy statutory capital requirements; generate fee income and market-related revenue to meet liquidity needs; and access the capital necessary to grow our business.  As such, we may be forced to delay raising capital, issue shorter term securities than we prefer or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and statutory capital position could be materially adversely affected by disruptions in the financial markets.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company and we have no direct operations.  Our principal asset is the capital stock of our insurance subsidiaries.  Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders, repurchase our securities and pay corporate expenses depends primarily on the ability of our subsidiaries to pay dividends or to advance or repay funds to us.  Under Indiana laws and regulations, our Indiana insurance subsidiaries, including LNL, our primary insurance subsidiary, may pay dividends to us without prior approval of the Commissioner up to a certain threshold, or must receive prior approval of the Commissioner to pay a dividend if such dividend, along with all other dividends paid within the preceding 12 consecutive months, exceed the statutory limitation.  The current Indiana statutory limitation is the greater of 10% of the insurer's contract holders' surplus, as shown on its last annual statement on file with the Commissioner, or the insurer's statutory net gain from operations for the previous 12 months, but in no event to exceed statutory unassigned surplus.

In addition, payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of their respective jurisdictions requiring that our insurance subsidiaries hold a specified amount of minimum reserves in order to meet future obligations on their outstanding policies.  These regulations specify that the minimum reserves shall be calculated to be sufficient to meet future obligations, after giving consideration to future required premiums to be received, and are based on certain specified mortality and morbidity tables, interest rates and methods of valuation, which are subject to change.  In order to meet their claims-paying obligations, our insurance subsidiaries regularly monitor their reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments.  At times, we may determine that reserves in excess of the minimum may be needed to ensure sufficiency.

Changes in, or reinterpretations of, these laws can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.  Requiring our insurance subsidiaries to hold additional reserves has the potential to constrain their ability to pay dividends to the holding company.  See "Legislative, Regulatory and Tax – Attempts to mitigate the impact of Regulation XXX and Actuarial Guideline 38 may fail in whole or in part resulting in an adverse effect on our financial condition and results of operations" above for additional information on potential changes in these laws.

The earnings of our insurance subsidiaries impact contract holders' surplus.  Lower earnings constrain the growth in our insurance subsidiaries' capital, and therefore, can constrain the payment of dividends and advances or repayment of funds to us.

In addition, the amount of surplus that our insurance subsidiaries could pay as dividends is constrained by the amount of surplus they hold to maintain their financial strength ratings, to provide an additional layer of margin for risk protection and for future investment in our businesses.  Notwithstanding the foregoing, we believe that our insurance subsidiaries have sufficient liquidity to meet their contract holder obligations and maintain their operations.

A decrease in the capital and surplus of our insurance subsidiaries may result in a downgrade to our credit and insurer financial strength ratings.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by our insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital our insurance subsidiaries must hold to support business growth, changes in reserving requirements, such as principles-based reserving, our inability to obtain reserve relief, changes in equity market levels, the value of certain fixed-income and equity securities in our investment portfolio, the value of certain derivative instruments that do not get hedge accounting treatment, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas.  The RBC ratio is also affected by the product mix of the in-force book of business (i.e., the amount of business without guarantees is not subject to the same level of reserves as the business with guarantees).  Most of these factors are outside of our control. Our credit and insurer financial strength ratings are significantly influenced by the statutory surplus amounts and RBC ratios of our insurance company subsidiaries.  The RBC ratio of LNL is an important factor in the determination of the credit and financial strength ratings of LNC and its subsidiaries.  In addition, rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital we must hold in order to maintain our current ratings.  In extreme scenarios of equity market declines, the amount of additional statutory reserves that we are required to hold for our variable annuity guarantees may increase at a rate greater than the rate of change of the markets.  Increases in reserves reduce the statutory surplus used in calculating our RBC ratios.  To the extent that our statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, we may seek to raise additional capital through public or private equity or debt financing, which may be on terms not as favorable as in the past.

Alternatively, if we were not to raise additional capital in such a scenario, either at our discretion or because we were unable to do so, our financial strength and credit ratings might be downgraded by one or more rating agencies.  For more information on risks regarding our ratings, see "Covenants and Ratings – A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors" below.

An inability to access our credit facilities could result in a reduction in our liquidity and lead to downgrades in our credit and financial strength ratings.

We have a $2.5 billion unsecured facility, which expires on May 29, 2018.  We also have other facilities that we enter into in the ordinary course of business.  See "Review of Consolidated Financial Condition – Liquidity and Capital Resources – Sources of Liquidity and Cash Flow – Financing Activities" in the MD&A and Note 12.

We rely on our credit facilities as a potential source of liquidity.  We also use the credit facility as a potential backstop to provide variable annuity statutory reserve credit.  While our variable annuity hedge assets have normally exceeded the statutory reserves, in certain severely stressed market conditions, it is possible that the hedge assets could be less than the statutory reserve.  Our credit facility is available to provide reserve credit to LNL in such a case.  If we were unable to access our facility in such circumstances, it could materially impact LNL's capital position.  The availability of these facilities could be critical to our credit and financial strength ratings and our ability to meet our obligations as they come due in a market when alternative sources of credit are tight.  The credit facilities contain certain administrative, reporting, legal and financial covenants.  We must comply with covenants under our credit facilities, including a requirement to maintain a specified minimum consolidated net worth.

Our right to borrow funds under these facilities is subject to the fulfillment of certain important conditions, including our compliance with all covenants, and our ability to borrow under these facilities is also subject to the continued willingness and ability of the lenders that are parties to the facilities to provide funds.  Our failure to comply with the covenants in the credit facilities or fulfill the conditions to borrowings, or the failure of lenders to fund their lending commitments (whether due to insolvency, illiquidity or other reasons) in the amounts provided for under the terms of the facilities, would restrict our ability to access these credit facilities when needed and, consequently, could have a material adverse effect on our financial condition and results of operations.

Assumptions and Estimates

As a result of changes in assumptions, estimates and methods in calculating reserves, our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims.  For our insurance products, we calculate these reserves based on many assumptions and estimates, including, but not limited to, estimated premiums we will receive over the assumed life of the policies, the timing of the events covered by the insurance policies, the lapse rate of the policies, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive.

The sensitivity of our statutory reserves and surplus established for our variable annuity base contracts and riders to changes in the equity markets will vary depending on the magnitude of the decline.  The sensitivity will be affected by the level of account values relative to the level of guaranteed amounts, product design and reinsurance.  Statutory reserves for variable annuities depend upon the cumulative equity market impacts on the business in force, and therefore, result in non-linear relationships with respect to the level of equity market performance within any reporting period.

The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain.  Accordingly, we cannot determine with precision the ultimate amount or the timing of the payment of actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims.  If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims. Increases in reserves have a negative effect on income from operations in the quarter incurred.

If our businesses do not perform well and/or their estimated fair values decline or the price of our common stock does not increase, we may be required to recognize an impairment of our goodwill or to establish a valuation allowance against the deferred income tax asset, which could have a material adverse effect on our results of operations and financial condition.

Goodwill represents the excess of the acquisition price incurred to acquire subsidiaries and other businesses over the fair value of their net assets as of the date of acquisition.  As of December 31, 2015, we had a total of $2.3 billion of goodwill on our Consolidated Balance Sheets.  We test goodwill at least annually for indications of value impairment with consideration given to financial performance, mergers and acquisitions and other relevant factors.  In addition, certain events, including a significant and adverse change in legal factors, accounting standards or the business climate, an adverse action or assessment by a regulator or unanticipated competition, would cause us to review the carrying amounts of goodwill for impairment.  Impairment testing is performed based upon estimates of the fair value of the "reporting unit" to which the goodwill relates.  Subsequent reviews of goodwill could result in an impairment of goodwill, and such write downs could have a material adverse effect on our net income and book value, but will not affect the statutory capital of our insurance subsidiaries. For more information on goodwill, see "Critical Accounting Policies and Estimates – Goodwill and Other Intangible Assets" in the MD&A and Note 10.

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities.  Deferred tax assets are assessed periodically by management to determine if they are realizable.  As of December 31, 2015, we had a deferred tax asset of $1.7 billion.  Factors in management's determination include the performance of the business, including the ability to generate capital gains from a variety of sources and tax planning strategies.  If, based on available information, it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income.  Such valuation allowance could have a material adverse effect on our results of operations and financial condition.

The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial condition.

The determination of the amount of allowances and impairments varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class.  Such evaluations and assessments are revised as conditions change and new information becomes available.  Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.  There can be no assurance that our management has accurately assessed the level of impairments taken and allowances reflected in our financial statements.  Furthermore, additional impairments may need to be taken or allowances provided for in the future.  Historical trends may not be indicative of future impairments or allowances.

We regularly review our available-for-sale ("AFS") securities for declines in fair value that we determine to be other-than-temporary.  For an equity security, if we do not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, we conclude that an other-than-temporary impairment ("OTTI") has occurred, and the amortized cost of the equity security is written down to the current fair value, with a corresponding change to realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).  When assessing our ability and intent to hold the equity security to recovery, we consider, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of decline, a fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer.

For a debt security, if we intend to sell a security or it is more likely than not we will be required to sell a debt security before recovery of its amortized cost basis and the fair value of the debt security is below amortized cost, we conclude that an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized loss on our Consolidated Statements of Comprehensive Income (Loss).  If we do not intend to sell a debt security or it is not more likely than not we will be required to sell a debt security before recovery of its amortized cost basis but the present value of the cash flows expected to be collected is less than the amortized cost of the debt security (referred to as the credit loss), we conclude that an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized loss on our Consolidated Statements of Comprehensive Income (Loss), as this is also deemed the credit portion of the OTTI. The remainder of the decline to fair value is recorded in other comprehensive income (loss) ("OCI") to unrealized OTTI on AFS securities on our Consolidated Statements of Stockholders' Equity, as this is considered a noncredit (i.e., recoverable) impairment.

Related to our unrealized losses, we establish deferred tax assets for the tax benefit we may receive in the event that losses are realized.  The realization of significant realized losses could result in an inability to recover the tax benefits and may result in the establishment of valuation allowances against our deferred tax assets.  Realized losses or impairments may have a material adverse impact on our results of operations and financial condition.

Our valuation of fixed maturity, equity and trading securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect our results of operations or financial condition.

Fixed maturity, equity and trading securities and short-term investments, which are reported at fair value on our Consolidated Balance Sheets, represented the majority of our total cash and invested assets.  We have categorized these securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The determination of fair values in the absence of quoted market prices is based on valuation methodologies, securities we deem to be comparable and assumptions deemed appropriate given the circumstances.  The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty.  Factors considered in estimating fair value include coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer and quoted market prices of comparable securities.  The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

During periods of market disruption, including periods of significantly increasing/decreasing or high/low interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain securities if trading becomes less frequent and/or market data becomes less observable.  There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the current financial environment.  In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment. As such, valuations may include inputs and assumptions that are less observable or require greater estimation, as well as valuation methods which are more sophisticated or require greater estimation, thereby resulting in values which may be less than the value at which the investments may be ultimately sold.  Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements and the period-to-period changes in value could vary significantly.  Decreases in value may have a material adverse effect on our results of operations or financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure a significant amount of the mortality risk on fully underwritten, newly issued, individual life insurance contracts.  We regularly review retention limits for continued appropriateness and they may be changed in the future.  If we were to experience adverse mortality or morbidity experience, a significant portion of that would be reimbursed by our reinsurers.  Prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers being unwilling to offer coverage.  If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection at comparable rates to what we are paying currently, we may have to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums or both. If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

Catastrophes may adversely impact liabilities for contract holder claims.

Our insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic, an act of terrorism, natural disaster or other event that causes a large number of deaths or injuries.  Significant influenza pandemics have occurred three times in the last century, but the likelihood, timing or severity of a future pandemic cannot be predicted. Additionally, the impact of climate change could cause changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornados, floods and storm surges.  In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.  These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.
 The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.  Pandemics, natural disasters and man-made catastrophes, including terrorism, may produce significant damage in larger areas, especially those that are heavily populated.  Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.  Also, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries.  Accordingly, our ability to write new business could also be affected.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event.  We cannot be certain that the liabilities we have established or applicable reinsurance will be adequate to cover actual claim liabilities, and a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

Operational Matters

Our enterprise risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our enterprise risk management policies and procedures and expect to continue to do so in the future.  Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective.  Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models.  As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths.  Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

We face risks of non-collectability of reinsurance and increased reinsurance rates, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as "ceding").  As of December 31, 2015, we ceded $287.4 billion of life insurance in force to reinsurers for reinsurance protection.  Although reinsurance does not discharge our subsidiaries from their primary obligation to pay contract holders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of December 31, 2015, we had $5.6 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts.  Of this amount, $2.4 billion related to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement.  Swiss Re has funded a trust to support this business.  The balance in the trust changes as a result of ongoing reinsurance activity and was $2.6 billion as of December 31, 2015.  Furthermore, $634 million of the Swiss Re treaties are funds withheld structures where we have a right of offset on assets backing the reinsurance receivables.

The balance of the reinsurance is due from a diverse group of reinsurers.  The collectability of reinsurance is largely a function of the solvency of the individual reinsurers.  We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business.  We also require assets in trust, LOCs or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.  Despite these measures, a reinsurer's insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Reinsurers also may attempt to increase rates with respect to our existing reinsurance arrangements.  The ability of our reinsurers to increase rates depends upon the terms of each reinsurance contract.  An increase in reinsurance rates may affect the profitability of our insurance business.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people.  Intense competition exists for the key employees with demonstrated ability, and we may be unable to hire or retain such employees.  The unexpected loss of services of one or more of our key personnel could have a material adverse effect on our operations due to their skills, knowledge of our business, their years of industry experience and the potential difficulty of promptly finding qualified replacement employees.  We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial condition.  Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining key employees, including financial advisors, wholesalers and other employees, as well as independent distributors of our products.

We may not be able to protect our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property.  Although we use a broad range of measures to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property.  We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful.  Additionally, complex legal and factual determinations and evolving laws and court interpretations make the scope of protection afforded our intellectual property uncertain, particularly in relation to our patents.  While we believe our patents provide us with a competitive advantage, we cannot be certain that any issued patents will be interpreted with sufficient breadth to offer meaningful protection.  In addition, our issued patents may be successfully challenged, invalidated, circumvented or found unenforceable so that our patent rights would not create an effective competitive barrier.  The loss of intellectual property protection or the inability to secure or enforce the protection of our intellectual property assets could have a material adverse effect on our business and our ability to compete.

We also may be subject to costly litigation in the event that another party alleges our operations or activities infringe upon another party's intellectual property rights.  Third parties may have, or may eventually be issued, patents that could be infringed by our products, methods, processes or services.  Any party that holds such a patent could make a claim of infringement against us.  We may also be subject to claims by third parties for breach of copyright, trademark, trade secret or license usage rights. Any such claims and any resulting litigation could result in significant liability for damages.  If we were found to have infringed a third-party patent or other intellectual property rights, we could incur substantial liability, and in some circumstances could be enjoined from providing certain products or services to our customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on our business, results of operations and financial condition.

Our information systems may experience interruptions or breaches in security and a failure of disaster recovery systems could result in a loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively.

Our information systems are critical to the operation of our business.  We collect, process, maintain, retain and distribute large amounts of personal financial and health information and other confidential and sensitive data about our customers in the ordinary course of our business.  Our business therefore depends on our customers' willingness to entrust us with their personal information.  Any failure, interruption or breach in security could result in disruptions to our critical systems and adversely affect our customer relationships.  Although hackers have attempted and continue to try to infiltrate our computer systems, to date, we have not had a material security breach.  While we employ a robust and tested information security program, there can be no assurance that any such failure, interruption or security breach will not occur or, if any does occur, that it can be sufficiently remediated.

In the event of a disaster such as a natural catastrophe, epidemic, industrial accident, blackout, computer virus, terrorist attack, cyberattack or war, unanticipated problems with our disaster recovery systems could have a material adverse impact on our ability to conduct business and on our results of operations and financial position, particularly if those problems affect our computer-based data processing, transmission, storage and retrieval systems and destroy valuable data. In addition, in the event that a significant number of our managers were unavailable following a disaster, our ability to effectively conduct business could be severely compromised. These interruptions also may interfere with our suppliers' ability to provide goods and services and our employees' ability to perform their job responsibilities.

The failure of our computer systems and/or our disaster recovery plans for any reason could cause significant interruptions in our operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to our customers.  The occurrence of any such failure, interruption or security breach of our systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and financial liability.

Although we conduct due diligence, negotiate contractual provisions and, in many cases, conduct periodic reviews of our vendors, distributors, and other third parties that provide operational or information technology services to us to confirm compliance with our information security standards, the failure of such third parties' computer systems and/or their disaster recovery plans for any reason might cause significant interruptions in our operations and result in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to our customers. Such a failure could harm our reputation, subject us to regulatory sanctions and legal claims, lead to a loss of customers and revenues and otherwise adversely affect our business and financial results. While we maintain cyber liability insurance that provides both third-party liability and first party liability coverages, our insurance may not be sufficient to protect us against all losses.

Covenants and Ratings

A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt.  Ratings are not recommendations to buy our securities.  Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future.

Our financial strength ratings, which are intended to measure our ability to meet contract holder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness.  A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry by making it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings and by leading to increased withdrawals by current customers seeking companies with higher financial strength ratings.  This could lead to a decrease in fees as net outflows of assets increase, and therefore, result in lower fee income.  Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions.  The interest rates we pay on our borrowings are largely dependent on our credit ratings.  A downgrade of our debt ratings could affect our ability to raise additional debt, including bank lines of credit, with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital.

All of our ratings and ratings of our principal insurance subsidiaries are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our principal insurance subsidiaries or we can maintain these ratings.  See "Item 1. Business – Financial Strength Ratings" and "Liquidity and Capital Resources – Sources of Liquidity and Cash Flow" in the MD&A for a description of our ratings.

We will be required to pay interest on our capital securities with proceeds from the issuance of qualifying securities if we fail to achieve capital adequacy or net income and stockholders' equity levels.

As of December 31, 2015, we had approximately $1.2 billion in principal amount of capital securities outstanding.  All of the capital securities contain covenants that require us to make interest payments in accordance with an alternative coupon satisfaction mechanism ("ACSM") if we determine that one of the following triggers exists as of the 30th day prior to an interest payment date, or the "determination date":

1.	LNL's RBC ratio is less than 175% (based on the most recent annual financial statement filed with the State of Indiana); or

2.    (i) The sum of our consolidated net income for the four trailing fiscal quarters ending on the quarter that is two quarters prior to the most recently completed quarter prior to the determination date is zero or negative, and (ii) our consolidated stockholders' equity (excluding accumulated OCI and any increase in stockholders' equity resulting from the issuance of preferred stock during a quarter), or "adjusted stockholders' equity," as of (x) the most recently completed quarter and (y) the end of the quarter that is two quarters before the most recently completed quarter, has declined by 10% or more as compared to the quarter that is ten fiscal quarters prior to the last completed quarter, or the "benchmark quarter."

The ACSM would generally require us to use commercially reasonable efforts to satisfy our obligation to pay interest in full on the capital securities with the net proceeds from sales of our common stock and warrants to purchase our common stock with an exercise price greater than the market price.  We would have to utilize the ACSM until the trigger events above no longer existed, and, in the case of test 2 above, until our adjusted stockholders' equity amount increased or declined by less than 10% as compared to the adjusted stockholders' equity at the end of the benchmark quarter for each interest payment date as to which interest payment restrictions were imposed by test 2 above.

If we were required to utilize the ACSM and were successful in selling sufficient shares of common stock or warrants to satisfy the interest payment, we would dilute the current holders of our common stock.  Furthermore, while a trigger event is occurring and if we do not pay accrued interest in full, we may not, among other things, pay dividends on or repurchase our capital stock.  Our failure to pay interest pursuant to the ACSM will not result in an event of default with respect to the capital securities, nor will a nonpayment of interest, unless it lasts for ten consecutive years, although such breaches may result in monetary damages to the holders of the capital securities.

The calculations of RBC, net income (loss) and adjusted stockholders' equity are subject to adjustments and the capital securities are subject to additional terms and conditions as further described in supplemental indentures filed as exhibits to our Forms 8-K filed on March 13, 2007, and May 17, 2006.

Certain blocks of our insurance business purchased from third-party insurers under indemnity reinsurance agreements may require us to place assets in trust, secure letters of credit or return the business, if the financial strength ratings and/or capital ratios of certain insurance subsidiaries are not maintained at specified levels.

Under certain indemnity reinsurance agreements, two of our insurance subsidiaries, LNL and LLANY, provide 100% indemnity reinsurance for the business assumed; however, the third-party insurer, or the "cedent," remains primarily liable on the underlying insurance business.  Under these types of agreements, as of December 31, 2015, we held statutory reserves of $6.2 billion.  These indemnity reinsurance arrangements require that our subsidiary, as the reinsurer, maintain certain insurer financial strength ratings and capital ratios.  If these ratings or capital ratios are not maintained, depending upon the reinsurance agreement, the cedent may recapture the business, or require us to place assets in trust or provide LOCs at least equal to the relevant statutory reserves.  Under the LNL reinsurance arrangement, we held approximately $3.6 billion of statutory reserves.  LNL must maintain an A.M. Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody's financial strength rating of at least Baa3.  This arrangement may require LNL to place assets in trust equal to the relevant statutory reserves.  Under LLANY's largest indemnity reinsurance arrangement, we held approximately $1.8 billion of statutory reserves as of December 31, 2015.  LLANY must maintain an A.M. Best financial strength rating of at least B+, an S&P financial strength rating of at least BB+ and a Moody's financial strength rating of at least Ba1, as well as maintain an RBC ratio of at least 160% or an S&P capital adequacy ratio of 100%, or the cedent may recapture the business.  Under two other LLANY arrangements, by which we established $790 million of statutory reserves, LLANY must maintain an A.M. Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody's financial strength rating of at least Baa3.  One of these arrangements also requires LLANY to maintain an RBC ratio of at least 185% or an S&P capital adequacy ratio of 115%.  Each of these arrangements may require LLANY to place assets in trust equal to the relevant statutory reserves.  As of December 31, 2015, LNL's and LLANY's RBC ratios exceeded the required ratio.  See "Item 1. Business – Financial Strength Ratings" for a description of our financial strength ratings.

If the cedent recaptured the business, LNL and LLANY would be required to release reserves and transfer assets to the cedent.  Such a recapture could adversely impact our future profits.  Alternatively, if LNL and LLANY established a security trust for the cedent, the ability to transfer assets out of the trust could be severely restricted, thus negatively impacting our liquidity.

Investments

Some of our investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.

We hold certain investments that may lack liquidity, such as privately placed fixed maturity securities, mortgage loans, policy loans and other limited partnership interests.  These asset classes represented 25% of the carrying value of our total cash and invested assets as of December 31, 2015.

If we require significant amounts of cash on short notice in excess of normal cash requirements or are required to post or return collateral in connection with our investment portfolio, derivatives transactions or securities lending activities, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.

The reported value of our relatively illiquid types of investments, our investments in the asset classes described in the paragraph above and, at times, our high quality, generally liquid asset classes, do not necessarily reflect the lowest current market price for the asset.  If we were forced to sell certain of our assets in the current market, there can be no assurance that we would be able to sell them for the prices at which we have recorded them, and we might be forced to sell them at significantly lower prices.

We invest a portion of our invested assets in investment funds, many of which make private equity investments.  The amount and timing of income from such investment funds tends to be uneven as a result of the performance of the underlying investments, including private equity investments.  The timing of distributions from the funds, which depends on particular events relating to the underlying investments, as well as the funds' schedules for making distributions and their needs for cash, can be difficult to predict.  As a result, the amount of income that we record from these investments can vary substantially from quarter to quarter.

Defaults on our mortgage loans and write downs of mortgage equity may adversely affect our profitability.

Our mortgage loans face default risk and are principally collateralized by commercial properties.  The performance of our mortgage loan investments may fluctuate in the future. In addition, some of our mortgage loan investments have balloon payment maturities.  An increase in the default rate of our mortgage loan investments could have a material adverse effect on our business, results of operations and financial condition.

Further, any geographic or sector exposure in our mortgage loans may have adverse effects on our investment portfolios and consequently on our consolidated results of operations or financial condition.  While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on the investment portfolios to the extent that the portfolios are exposed.

The difficulties faced by other financial institutions could adversely affect us.

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutions.  Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, with respect to secured transactions, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it.  We also may have exposure to these financial institutions in the form of unsecured debt instruments, derivative transactions and/or equity investments.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons. A downturn in the U.S. and other economies could result in increased impairments.  There can be no assurance that any such losses or impairments to the carrying value of these assets would not materially and adversely affect our business and results of operations.

Our requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect our liquidity and expose us to counterparty credit risk.

Many of our transactions with financial and other institutions, including settling futures positions, specify the circumstances under which the parties are required to post collateral.  The amount of collateral we may be required to post under these agreements may increase under certain circumstances, which could adversely affect our liquidity.  In addition, under the terms of some of our transactions, we may be required to make payments to our counterparties related to any decline in the market value of the specified assets.

Our investments are reflected within our consolidated financial statements utilizing different accounting bases, and, accordingly, there may be significant differences between cost and fair value that are not recorded in our consolidated financial statements.

Our principal investments are in fixed maturity and equity securities, mortgage loans on real estate, policy loans, short-term investments, derivative instruments, limited partnerships and other invested assets.  The carrying value of such investments is as follows:

•
Fixed maturity and equity securities are classified as AFS, except for those designated as trading securities, and are reported at their estimated fair value.  The difference between the estimated fair value and amortized cost of such securities (i.e., unrealized investment gains and losses) is recorded as a separate component of OCI, net of adjustments to DAC, contract holder related amounts and deferred income taxes;

•
Fixed maturity and equity securities designated as trading securities are recorded at fair value with subsequent changes in fair value recognized in realized gain (loss).  However, in certain cases, the trading securities support reinsurance arrangements. In those cases, offsetting the changes to fair value of the trading securities are corresponding changes in the fair value of the embedded derivative liability associated with the underlying reinsurance arrangement. In other words, the investment results for the trading securities, including gains and losses from sales, are passed directly to the reinsurers through the contractual terms of the reinsurance arrangements. These types of securities represent 60% of our trading securities;

•
Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of acquisition and are stated at amortized cost, which approximates fair value;

•	Also, mortgage loans on real estate are carried at unpaid principal balances, adjusted for any unamortized premiums or discounts and deferred fees or expenses, net of valuation allowances;
•	Policy loans are carried at unpaid principal balances;
•	Real estate joint ventures and other limited partnership interests are carried using the equity method of accounting; and
•
Other invested assets consist principally of derivatives with positive fair values.  Derivatives are carried at fair value with changes in fair value reflected in income from non-qualifying derivatives and derivatives in fair value hedging relationships.  Derivatives in cash flow hedging relationships are reflected as a separate component of OCI.

Investments not carried at fair value on our consolidated financial statements, principally, mortgage loans, policy loans and real estate, may have fair values that are substantially higher or lower than the carrying value reflected on our consolidated financial statements.  In addition, unrealized losses are not reflected in net income unless we realize the losses by either selling the security at below amortized cost or determine that the decline in fair value is deemed to be other-than-temporary (i.e., impaired).  Each of such asset classes is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.

Competition

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive.  We compete based on a number of factors, including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength and claims-paying and credit ratings.  Our competitors include insurers, broker-dealers, financial advisors, asset managers, hedge funds and other financial institutions.  A number of our business units face competitors that have greater market share, offer a broader range of products or have higher financial strength or credit ratings than we do.

In recent years, there has been consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms.  Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements.  Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives.  These representatives are not captive, which means they may also sell our competitors' products.  If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors' products instead of ours.

I.	PLAN OVERVIEW

The purpose of the Plan is to recognize the services provided by certain highly successful agents.

Here is a summary of the Plan's key features (capitalized terms are defined below):

✓	Each year, you may elect to defer receipt of up to 80% of your Pensionable Earnings into this Plan. Your contributions to the Plan are referred to as your Elective Deferrals. You must make your election to contribute Pensionable Earnings earned during a calendar year before January 1st of that year. If you become a newly-contracted eligible individual during the calendar year, you must make your election to contribute Pensionable Earnings within 30 days after obtaining either a LNL AG2K contract or a LNY NYAG contract. Your Elective Deferrals are not subject to federal and certain other income taxes at the time of deferral. However, distributions will be taxable in the year that you receive them.

✓	The investment performance of your Elective Deferrals will depend upon the performance of the Investment Options that you select for the investment of your Elective Deferrals. Your Company Basic Match contributions, any Company Discretionary Match contributions, and any Special Credit(s) (together, "Company Contributions") will be invested in the same manner. The Investment Options available under the Plan are described in the Investment Supplement in Section K, beginning on page 36 below.

✓	Your Account balance is generally 100% vested at all times (unless you have a special arrangement with other terms), although you may forfeit Company Contributions (and any earnings attributable to Company Contributions) in cases where you are involuntarily terminated for Cause. Your Account balance is comprised of your Elective Deferrals, Company Contributions, and any earnings/(losses) due to investment performance.

✓	You may at any time, subject to applicable restrictions under the Company's Insider Trading and Confidentiality Policy, redeem or transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option or you may redeem or transfer amounts credited to any other Investment Option into the LNC Stock Unit Fund.

✓	You must elect for your Elective Deferrals to begin effective January 1st of a Plan year or within 30 days after you become eligible to participate in the Plan.

✓	You may be eligible to receive a Company Basic Match contribution on certain Elective Deferrals that you make to this Plan. The Company Basic Match contribution is $0.50 for every dollar you contribute, up to 6% of the Pensionable Earnings that you elect to defer (i.e., the maximum annual value of the Company Basic Match is equal to 3% of Pensionable Earnings).

✓	You may also be eligible to receive a Company Discretionary Match contribution (that may range in amount from $.01 to $1.00) on certain Elective Deferrals if we decide to make one for a particular Plan year.

✓	The investment performance of your Account will depend upon the performance of the Investment Options that you select from the Plan's menu of available Investment Options. Your Account will not actually be invested in those Investment Options. Instead, the performance of the Investment Options will be used solely as a measure to calculate the value of your Plan Account, and eventual benefit. This is sometimes referred to as "phantom" or "notional" investing.

Effective January 1, 2017, the Plan will be renamed the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers.

The purpose of the renamed Plan will be to recognize the services provided by certain highly successful agents and brokers and will allow both to contribute Deferrable Earnings as described below.

Here is a summary of the key features anticipated to be added to the Plan effective January 1, 2017:

✓
This Plan will be offered to select brokers (in addition to agents).  You will be eligible to participate in the Plan if your Benefit Eligible Broker Commissions during the twelve (12) month period from October 1 to September 30 of the year preceding the year to which your deferral election relates were at least $320,000 and you have also entered into a BK2K sales contract with LNL or a NYBK sales contract with LNY and/or a registered representative's contract with Lincoln Financial Advisors ("LFA").

✓
Benefit Eligible Broker Commissions are defined as first year and renewal commissions related to the sale of any LNL or LNY products, including annuity, life insurance, and retirement products, under any sales contract, plus commissions paid by the Company for brokered products, and commissions paid as a registered representative of LFA.

✓
If you are a broker who has entered into a BK2K or NYBK sales contract with LNL or LNY, respectively, and/or a registered representative's contract with LFA during the current calendar year, you will be eligible to participate in the Plan provided that you have at least $320,000 in verifiable first year and renewal commissions relating to the sale of any LNL or LNY products as well as similar products from other life insurance companies, or in the case of LFA, broker-dealers, doing business in the U.S. for the most recent trailing 12-month period prior to obtaining a valid sales contract.  Verification of commissions from other life insurance companies or broker-dealers doing business in the U.S., other than LNL, LNY or LFA, will be determined at the discretion of the Senior Vice President, Head of Lincoln Financial Advisors, or his designee.

✓	Each year, you may elect to defer receipt of up to 80% of your Deferrable Earnings into this Plan. Your contributions to the Plan are referred to as your Elective Deferrals. You may elect separate elections with respect to (i) proprietary insurance commissions and (ii) broker/dealer and non-proprietary fixed commissions. You must make your election to contribute Deferrable Earnings earned during a calendar year before January 1st of that year. If you become a newly-contracted eligible individual during the calendar year, you must make your election to contribute Deferrable Earnings within 30 days from the date you enter a valid sales contract. Your Elective Deferrals are not subject to federal and certain other income taxes at the time of deferral. However, distributions will be taxable in the year that you receive them.

✓
Deferrable Earnings are defined as gross first year life and renewal insurance commissions plus gross first year renewal/trailer annuity commissions paid to the you during the Plan year from the sale of LNL, LNY, LFA or Company brokered products under a valid sales contract with LNL or LNY, other than an AG2K or NYAG contract, respectively, or all commissions paid under a registered representative's contract with LFA.  By "gross" we mean gross commissions reportable on a 1099 before any tax withholdings.  Deferrable Earnings shall also include commissions on contract renewals paid to an agent during the Plan year from the sale of LNL or LNY products under a valid AG2K sales contract with LNL or a valid NYAG contract with LNY, respectively, as well as PFLAP earnings.  Deferrable Earnings do not include additional payouts under any producer group arrangement, commissions on group products, or any other earnings not paid through the BOCASoft sales compensation system.

✓	Your Account balance is generally 100% vested at all times (unless you have a special arrangement with other terms). Your Account balance is comprised of your Elective Deferrals and any earnings/(losses) due to investment performance.

✓	Elective Deferrals, attributable to Deferrable Earnings, will not be eligible to receive Company Basic Matching or Company Discretionary Matching contributions.

✓	Common law employees of the Company, corporations and/or planner groups will not eligible for the Plan.

Section 409A of the Code outlines the rules for making elections to defer compensation, and for making distribution elections.  With the exception of the "haircut rule" described on page 29, all of the rules for making deferral and distribution elections described in Sections B and F apply to all non-qualified amounts accrued before and after the effective date of section 409A of the Code (January 1, 2005).  Your entire Plan benefit is subject to section 409A of the Code – there is no "grandfathering" of benefits deferred or contributed prior to January 1, 2005 – with the exception of the haircut rule, which was preserved with respect to amounts deferred or contributed on or before December 31, 2004.

The Plan is referred to as a "non-qualified" plan because it is not tax-qualified under section 401 of the Code. Unlike benefits in the "qualified" 401(k) Plan, benefits under this non-qualified Plan are not protected against our insolvency.  If we become insolvent, you would have no rights greater than our other general unsecured creditors have to our assets. As a result, your Account balance would not be guaranteed if we became insolvent.

This Prospectus supplement is intended to serve as a summary of Plan features and does not detail every possible combination of circumstances that could affect your participation in the Plan or your Account balance. The Plan Document is the legal document regarding your benefits and is the primary resource for all Plan questions.  In the event of any discrepancies between this Prospectus supplement and the legal document, the Plan Document will govern.

II.	DEFINITIONS

Account.  The term "Account" refers to the separate deferred compensation account that we have established in your name.  Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional contributions (and any earnings/losses thereon) credited to the various Investment Options available under the Plan.  We may establish various sub-accounts within your Account for the purpose of tracking the amounts credited to the various notional Investment Options you have chosen, for tracking Elective Deferrals and Company Contribution amounts, investment earnings/losses, and for other administrative purposes.

Benefits Administrator.  The Benefits Administrator is the Plan's fiduciary and plan administrator.   The Benefits Administrator is LNC's Executive Vice President of Human Resources.  The Benefits Administrator is responsible for the day-to-day administration of this Plan and the authority to make administrative decisions and to interpret the Plan.

Benefit Eligible Agent Commissions.  Benefit Eligible Agent Commissions are defined as first year and renewal commissions related to the sale of any LNL or LNY products, including, but not limited to annuity, life insurance, and retirement products under a valid AG2K sales contract with LNL or a NYAG sales contract with LNY.

Cause.  In the context of a termination for "Cause," and as determined by the Benefits Administrator in its sole discretion, Cause shall mean:  (1) your conviction for a felony, or other fraudulent or willful misconduct that is materially and demonstrably injurious to the business or reputation of LNC or an affiliate, or (2) the willful and continued failure to substantially perform your duties with LNC or an affiliate (other than a failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you or your manager which specifically identifies the manner in which the manager believes that you have not substantially performed your duties.

Code.  The Internal Revenue Code of 1986, as amended.

Company Basic Match.  The Company Basic Match is a "guaranteed" match made on a bi-weekly payroll basis equal to $0.50 of every dollar of Pensionable Earnings you contribute to this Plan, up to a maximum of 6% of Pensionable Earnings, to the extent such dollar cannot be contributed to the LNL 401(k) Plan due to IRS limits.

Company Contributions.  Company Contributions include any Company Basic Match contribution, Company Discretionary Match contribution, or any Special Credit we contribute to your Account.

Company Discretionary Match.  The Discretionary Match contribution is made entirely at our discretion, and in some years may not be made at all.  The amount of the Company Discretionary Match for a particular Plan year is based on pre-set performance criteria, the satisfaction of which must be approved by LNL's Board of Directors before the Company Discretionary Match can be credited to your Account.  Even if pre-set performance criteria are met, the Board reserves the discretion not to pay a Company Discretionary Match contribution for a particular year.

Disability.  You will be considered disabled if you meet the definition of "disability" contained in the Social Security Act, or you have been receiving income replacement benefits for a period of at least three months under one of LNL's accident or health plans by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least 12 months.

Elective Deferrals.  Elective Deferrals are the amount of Pensionable Earnings that you have elected to contribute to this Plan in accordance with the enrollment and/or election procedures established by the Benefits Administrator.

Investment Options.  Investment Options refer to the menu of investment options available under the Plan for you to invest on a notional or "phantom" basis.  A description of each Investment Option is included in this Prospectus Supplement below.  We reserve the right to add or remove an Investment Option from the Plan at any time and from time to time.

Key Employees.  Key Employees are defined under section 416(i) of the Code (the "top heavy" rules), and would include up to 50 of the highest paid officers of LNC.  Under no circumstances may a payment under this Plan be made to a Key Employee within the first six months following the Key Employee's Separation from Service.  Although it is unlikely that a Key Employee would participate in this Plan, or have a balance credited to an Account under this Plan, a determination of whether you are a Key Employee shall be made solely in the discretion of the Benefits Administrator, and in compliance with Code section 409A and any regulations promulgated thereunder.

LNC.  LNC refers to Lincoln National Corporation.

LNL.  LNL refers to The Lincoln National Life Insurance Company.

LNL 401(k) Plan.  The LNL Agents' 401(k) Savings Plan.

LNY.  LNY refers to Lincoln National Life and Annuity Company of New York.

Nolan.  Nolan refers to Nolan Financial Group, the Plan's recordkeeper and third-party administrator.

Open Window Periods.  Open Window Periods generally commence on the later of (a) the second business day after our quarterly earnings release, or (b) the first business day after the quarterly investors conference and end on the fifteenth day of the last month of the quarter, unless we determine otherwise. If such fifteenth day is not a day on which trading occurs on the New York Stock Exchange, the window period shall end on the business day immediately preceding such day.

Pensionable Earnings.  Pensionable Earnings may be deferred by you into the Plan, subject to certain limits, as described in Section B, below.  Pensionable Earnings are defined as gross first year life insurance commissions plus gross first year annuity commissions paid to you during the Plan year from the sale of LNL or LNY products while you have a contract with us.  By "gross" we mean before taxes and any deferrals into the LNL 401(k) Plan that you may elect.  Pensionable Earnings do not include (i) commissions on contract renewals or (ii) commissions paid after the termination of your valid AG2K or NYAG sales contract, as applicable, for any reason including your death.

Separation from Service.  The Benefits Administrator shall determine whether you have experienced a Separation from Service from LNC and its affiliates; such determination will be consistent with the definition of "separation from service" provided in Code section 409A and in any regulations promulgated thereunder.

Special Credit.  We may credit your Account with a special credit at any time during a Plan year.  Special Credits may have special forfeiture, vesting, or other restrictions or conditions associated with them, as determined by the Benefits Administrator.

Stock Units.  Stock Units refers to "phantom" units of the LNC common stock fund offered to participants in the LNL 401(k) Plan.  You may direct Nolan to contribute all or a portion of your Elective Deferrals and Company Contributions into the Plan's Stock Unit Fund.

Units.  Units means "phantom" or hypothetical shares of the Investment Options available under this Plan, excluding the Stock Units.  Units will be notionally credited to your Account pursuant to your investment directions on file with Nolan.

III.            PLAN DESCRIPTION

A.            Eligibility & Participation

This Plan is being offered to select sales agents of LNL and its affiliates.  You will be eligible to participate in the Plan if your Benefit Eligible Agent Commissions during the twelve (12) month period from October 1 to September 30 of the year preceding the year to which your deferral election relates were at least $150,000 ($200,000 effective January 1, 2017), and you are classified as a full-time life insurance salesperson under the Federal Insurance Contributions Act.  You must have also entered into an AG2K contract with LNL or a NYAG contract with LNY.

District Agency Network Agents ("DANs") and Agency Building General Agency Agents ("ABGAs") are not eligible to participate in this Plan.

If you are an individual who has entered into a contract during the current calendar year, you are eligible to participate in the Plan provided that you have at least $150,000 ($200,000 effective January 1, 2017) in verifiable first year and renewal commissions relating to the sale of any LNL or LNY products as well as similar products from other life insurance companies doing business in the U.S. for the most recent trailing 12-month period prior to obtaining a valid LNL AG2K contract or valid LNY NYAG contract.  Verification of commissions from other life insurance companies doing business in the U.S., other than LNL or LNY, will be determined at the discretion of the Senior Vice President, Head of Lincoln Financial Advisors, or his designee

B.            Deferral Provisions – Your Contributions to the Plan

You will not be eligible to make a deferral for a Plan year if you do not meet the eligibility requirements described in Section A above.

If you are eligible to participate, you may commence participation by making an irrevocable election to defer up to 80% of your Pensionable Earnings into this Plan, such election to become effective beginning on January 1st of the next calendar year.

If you become a newly-contracted individual during the calendar year, your election must be made within 30 days after you enter into a valid contract and meet the eligibility requirements for newly contracted individuals.

You may make a valid election by complying with the administrative procedures governing elections established from time to time by the Benefits Administrator.  You must make your election within the time frame established by the Benefits Administrator, but in no event later than December 31st of the year prior to the year in which your Pensionable Earnings are earned.

You are not required to defer any part of your Pensionable Earnings into this Plan; however, if you do not elect to defer at least 6% of your Pensionable Earnings, you may not receive the full amount of Company Basic Match and any Company Discretionary Match contribution that you would otherwise be eligible to receive.

C.            Company Contributions to the Plan

General.   Any amount of Pensionable Earnings that you defer into the Plan ("Elective Deferrals") after you have earned the threshold amount in earnings (Benefit Eligible Agent Commissions) will be eligible for Company Basic and any Company Discretionary Matches.  The threshold amount is the IRS annual compensation limit, which is $265,000 for 2016.  While your deferrals in the LNL 401(k) Plan may be matched until you have reached the IRS annual compensation limit ($265,000 for 2016), your Elective Deferrals in this Plan will be matched only after your earnings exceed the threshold amount.  In other words, you will not receive any match under this Plan before your earnings have exceeded the IRS annual compensation limit.  Your deferrals in the LNL 401(k) Plan will NOT be matched under that plan once you have reached the IRS annual compensation limit ($265,000 for 2016).

Company Basic Match.  You will be eligible to receive a Company Basic Match contribution on certain Elective Deferrals that you make to this Plan.  The Company Basic Match is $0.50 for every dollar you contribute that is above the threshold amount, up to 6% of the Pensionable Earnings that you elect to defer.  Thus, the maximum annual value of the Company Basic Match is equal to 3% of Pensionable Earnings.

Example:  Agent Jones elects to defer 7% of his Pensionable Earnings into the Plan during 2016.  His Earnings exceeded the $265,000 threshold amount on February 2, 2016.  His Company Basic Match will be determined as follows:

Cycle Date	(A) Gross Earnings YTD	(B) Threshold	(C) Difference (A) – (B)	1st year commissions portion of (C) (Pensionable Earnings)	Deferral %	Deferral Amount	Basic Company Match (3% of Pensionable Earnings)
2/08/2016	$268,500.46	$265,000	$3,500.46	$3,500.46	7%	$245.03	$105.01
2/15/2016				4,974.80	7%	348.24	149.24
2/22/2016				3,803.29	7%	266.23	114.10
3/01/2016				208.18	7%	14.57	6.25

Your Company Basic Match contributions will be invested in accordance with the investment directions you have provided to Nolan with respect to the deferral of your Pensionable Earnings (your Elective Deferrals).

Company Discretionary Match.  Any Company Discretionary Match contribution that we decide to make will be invested in accordance with the investment instructions you have provided to Nolan.  The Company Discretionary Match will be credited to your Account as soon as administratively feasible after LNL's Board of Directors approves the Company Discretionary Match (typically in late March or early April).  The Company Discretionary Match may range in amount from $0.01 to $1.00 with respect to each dollar of Pensionable Earnings you defer, up to 6% of Pensionable Earnings that you elect to defer.

Failure to elect to defer at least 6% of your Pensionable Earnings directly into this Plan could result in you not receiving the full amount of Company Basic Match and any Company Discretionary Match contributions that you would otherwise have been entitled to receive.

Special Credits.  In addition to the Company Basic Match and Company Discretionary Match contributions described above, we may credit your Account with a Special Credit for any calendar year.  Special Credits may have a vesting schedule, or such other terms as determined by the Benefits Administrator. Special Credits should not be confused with the Company's Basic Match or Discretionary Match contributions.

Agents contracted with LNY.  New York Insurance Law 4228 imposes limitations on the amount of compensation that agents and brokers may receive with respect to individual life insurance policies and annuity contracts.  Certain "security benefits" are excluded in the computation of those limits.  Specifically, for non-qualified plans, "security benefits" is defined as "a benefit that does not permit an agent to obtain a cash payment other than at the time of death, permanent and total disability, or retirement."  New York issued "Circular Letter No. 8 (2008)" defining "retirement" within the context of this regulation as follows:

"The earliest date on which the agent's age is at least 55 and the sum of the agent's age and years of service with the insurer is at least 70."

Lincoln Life & Annuity Company of New York Segregated Account.  Lincoln considers Company Contributions to the Plan that are made with respect to deferrals of commissions received in connection with the sale of LNY products to be security benefits and not subject to the compensation limits imposed.  Specifically, any Company Basic Match, Company Discretionary Match, or Special Credit contributions, as described in this Section C, which are made with respect to such deferrals are considered security benefits under this NY Insurance Law.  To that end, we must insure that distribution of those security benefits does not occur until the agent has met the age and years of service requirements (at least age 55 and the sum of agent's age and years of service with insurer is at least 70).

Beginning January 1, 2008 all Company Basic Match, Company Discretionary Match, and Special Credits that are security benefits will be credited to a segregated "LNY Account" with special rules and restrictions.

Amounts credited to the LNY Account will be held until the earliest date on which the above age and years of service requirement are met.  On the first day of the month following that occurrence, all accumulated contributions within the LNY Account will be valued and distributed to you as soon as practicable – usually within six (6) weeks but in no event later than 90 days following the valuation date.  Any further LNY contributions for that year or subsequent years will be distributed as directed by you---no LNY Account segregation will be required in subsequent years.

If you have any questions about the administration of the Plan, please contact the Nolan Financial Group at 888-907-8633.

D.            Vesting

Subject to your involuntary termination for Cause, you are immediately vested in all the amounts credited to your Plan Account, unless you have a special arrangement with other terms.  Thus, your Elective Deferrals, Company Basic Match contributions, any Company Discretionary Match contributions, and/or any Special Credits described above (unless the terms of the Special Credit specify otherwise) are all 100% vested and non-forfeitable when made.

E.            Choosing a Beneficiary

When you first enroll in the Plan you will be asked to designate a beneficiary (a person or an entity such as a trust who will be entitled to receive the value of your Account if you die before distribution).  You may name anyone you wish as your beneficiary.

You may, if you wish, name more than one person as beneficiary.  If you name more than one person, however, you should specify the percentage you wish paid to those persons.  Otherwise, the beneficiaries will share your Account value equally.

If you do not have a beneficiary designation on file, or if your beneficiary dies before you and you have not named a contingent beneficiary, the value of your Account will be payable to (i) your spouse; (ii) if no spouse, to your child or children (with the share of any deceased child distributed among descendants of that child); (iii) if none of the above, to your parents in equal shares or the entire amount to your surviving parent; (iv) if none of the above, to your sibling(s) in equal shares; and (v) if none of the above, to the executor or administrator of your estate.

At any time you may change your beneficiary by filing a new designation of beneficiary form.  A Beneficiary Designation Form can be obtained by contacting the Nolan Financial Group at:  888-907-8633.  The change will be effective on the date that you submit the form.  You must mail or fax the form to Nolan—this form cannot be submitted electronically.

F.            Distributions and Taxes

Distributable Events.  Distributions from this Plan are permitted only upon the occurrence of the following events:

♦	The distribution date designated at the time of your deferral by electing a "Flexible Distribution Year Account";
♦
For Company Contributions made with respect to deferrals attributable to all products sold through the Lincoln Life & Annuity Company of New York, the earliest date on which you have attained age 55 or older, and your age and years of service with LNL or its affiliates combined is equal to the number "70" (for example, age 55 with fifteen (15) years of service with LNL or its affiliates, or age 59 with eleven (11) years of service, etc.);

♦	The Plan's default distribution date (if you failed to make a valid "Flexible Distribution Year Account" election) - February 5th of the calendar year in which your 65th birthday occurs;
♦	Death; or
♦	A qualifying financial hardship.

You may not take a loan against the balance credited to your Account.

You may not accelerate the receipt of any assets that are deferred or contributed to your Account on or after January 1, 2005 (or any earnings allocable to such amounts).  This includes an acceleration of a distribution by forfeiting a portion of your Account as a penalty (known as a "haircut").  For amounts deferred or contributed to your Plan Accounts prior to January 1, 2005 ("grandfathered amounts"), you will still be permitted to accelerate the distribution of your Accounts by taking a "haircut."

You may, however, elect to delay or "re-defer" the distribution of your Account beyond a previously selected distribution date, subject to certain restrictions as described in more detail in "Secondary Elections" below.

Distributable Events for the Segregated LNY Account.   Except as described in Section C above or in accordance with the following exceptions, no distributions will be made directly from the segregated LNY Account.  Distributions for the following events will be made in the form of a lump sum.

•	Death

•
Under the "Qualifying Financial Hardship" provision of the Plan, but only if such hardship is caused by your "Permanent and Total Disability" as defined under Section 4228(b)(24) of the New York Insurance Law.  Please note that you must meet the Plan's stringent requirements for a Qualifying Financial Hardship as defined under Code section 409A.

Termination Accounts—Default Distribution Date.  Prior to 2008, you were allowed to defer Elective Deferrals (and any related Company Contributions) into a "Termination Account," to be paid out upon the termination of your AG2K contract with LNL or LNY.  However, in order to comply with changes to the tax rules made by Code section 409A, we solicited elections from you during the special 409A election period from August 14, 2007 to October 5, 2007, requesting that you designate a "Flexible Distribution Year" for your Termination Account assets.  A Flexible Distribution Year Account can be any calendar year beginning in 2009— it was not necessary for the year to end in a "0" or "5".   If you did not make an election by the deadline of October 5, 2007, any assets credited to your Termination Account will be paid to you on the Plan's Default Distribution Date. The Default Distribution Date for converted Termination Accounts is February 5th of the calendar year in which your 65th birthday occurs.  However, if your 65th birthday occurred before January 1, 2009, your Termination Account was paid to you on February 5, 2009.  Your Account will be valued as of the close of business on February 5th or on the last business day preceding February 5th of the applicable calendar year.  Current Distribution Year Accounts were not affected by this change.  Further, agents with Termination Accounts who terminated contracts between August 14, 2007 and October 5, 2007 and who did not make a special 409A election during this period had their Termination Account assets paid out under the prior rules.  They were not subject to the Default Distribution Date rules.

Termination Accounts -- Default Distribution Form.  If you did not elect an alternative form of distribution for your Termination Account during the special 409A election period from August 14, 2007 to October 5, 2007, your converted Termination Account will be paid to you in a lump sum distribution.  Amounts credited to your non-Stock Unit Fund investment sub-accounts will be paid to you in a cash lump sum distribution on your Distribution Date (either the year indicated by your elected Flexible Distribution Year Account, or your Default Distribution Date, as described above).  You will receive amounts credited to your Stock Unit Fund investment sub-account in cash on your Distribution Date as well.

Flexible Distribution Year Accounts.  Beginning in the 2008 Plan year, you can elect to defer your Elective Deferrals into a Flexible Distribution Year Account that you designate at the time you elect to defer amounts into the Plan.  Flexible Distribution Year Accounts may be any calendar year--it is not necessary for the year to end in a "0" or "5".  You must make this irrevocable election at the time of your deferral on your Distribution Election Form.  In general, you must designate Flexible Distribution Year Accounts that are later than the calendar year immediately following the calendar year in which you make your Elective Deferral election.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account or Distribution Year Account (as described below) that you have designated for that year's Elective Deferrals.  Special Credits, if any, will be contributed to the Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to five (5) different Accounts active at one time: any combination of Distribution Year Accounts (elected prior to 2007 Plan year), and Flexible Distribution Year Accounts.

Distribution Year Accounts.  Beginning in the 2007 annual enrollment period (pertaining to the 2008 Plan year), Distribution Year Accounts were replaced by Flexible Distribution Year Accounts.  Prior to that, you could have elected to defer your Elective Deferrals into any one of the following pre-established Distribution Year Accounts: the year 2010 Account, 2015 Account, or 2020 Account – or any fifth year afterwards.  You were not permitted to designate a Distribution Year Account that was earlier than the calendar year immediately following the calendar year in which you made your Elective Deferral election. You were required to make this irrevocable election at the time of your deferral on your Distribution Election Form.

Distribution Year Accounts elected prior to 2008 Plan year will not be affected by these changes, but going forward, you will elect to make Elective Deferrals into Flexible Distribution Year Accounts.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account(s) or Distribution Year Account(s) that you have designated for that year's Elective Deferrals; or, in the case of a Special Credit, to a Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to five (5) different Accounts active at one time: any combination of Distribution Year Accounts (elected prior to 2007 Plan year), and Flexible Distribution Year Accounts.

Distribution Year Accounts – Default Distribution Form.   If you participated in the Plan prior to the 2008 Plan year, you may or may not have made an election regarding the form in which you wanted your Distribution Year Account distributed to you (e.g., lump sum or annual installments).  In fact, you may have made separate elections for your pre-2005 and 2005 contributions.  Regardless of any of your prior elections, you were required to make an election by October 5, 2007 regarding the form of distribution for any existing Distribution Year Accounts.  You were required to make a new election as to the form of distribution for your Distribution Year Account, even if you had already made an election.  If you did not make a distribution form election by the deadline of October 5, 2007—any assets credited to your existing Distribution Year Account(s) will be paid to you in the Default Distribution Form—a lump sum.

Flexible Distribution Year & Distribution Year Accounts – Valuation and Distribution Dates.  Any Elective Deferrals, plus any Company Contributions made with respect to such deferrals, plus investment earnings/losses allocable to such amounts, will be valued as of the close of business on February 5th or on the last business day prior to February 5th of the specified distribution year.  For example, if you have a 2017 Distribution Year Account, your valuation date will be February 5, 2017.  Or, if you have a 2020 Flexible Distribution Year Account, your account will be valued as of February 5, 2020.  Payment will made to you as soon as administratively practicable after the valuation date, but in no event later than 90 days after the valuation date.  If you have elected to make Elective Deferrals and related Company Contributions to a pre-established Flexible Distribution Year Account or Distribution Year Account with a date later than the date of your Separation from Service or the date on which your AG2K contract with LNL or your NYAG contract with LNY terminates, distribution of the assets credited to such Account will start in the year specified by your Account designation—not earlier or later.

Special Rule for Company Contributions Made with respect to the Sale of NY Products.  For Company Contributions made with respect to deferrals attributable to all products sold through LNY, the default distribution date is the earliest date on which you have attained age 55 or older, and your age and years of service with LNL or an affiliate combined is equal to the number "70" (for example, age 55 with fifteen (15) years of service with LNC, or age 59 with 11 years of service).  These LNY product related Company Contributions will be paid to you in a lump sum.  Initial Elections are not permitted with respect to amounts credited to a segregated LNY Account.

Alternative Distribution Forms.   If you do not wish to receive your Flexible Distribution Year Account or Distribution Year Account in a lump sum payment (the default distribution form), you must elect one of the following alternative payment options in either an "Initial Election" or a "Secondary Election," as described below.  The alternative distribution forms available to you are:

•	Five-year installment payments
•	Ten-year installment payments
•	Fifteen-year installment payments
•	Twenty-year installment payments

If you choose five-year installment payments, you will receive 1/5 of your total Account balance the first year, 1/4 of the remaining Account balance the second year, 1/3 of the remaining Account balance the third year, 1/2 of the remaining Account balance the fourth year and all of the remaining balance the final year.

Alternative Initial Elections are not permitted with respect to amounts credited to a segregated LNY Account.

Initial Elections.  Beginning with the 2007 annual enrollment period (pertaining to the 2008 Plan year), you will be required to elect a Flexible Distribution Year Account, and the distribution form for such Account, by completing a deferral election form at the time of your deferral.  This will constitute your "Initial Election" under the Plan.  If you made a Flexible Year Distribution Account election for an existing Termination Account, or an election regarding the distribution form for amounts credited to an existing Distribution Year Account during the special 409A election period from August 14, 2007 to October 5, 2007, this also constituted an Initial Election under the Plan.  Finally, if you had an existing Termination Account and you did not make a Flexible Distribution Year Account election during the special 409A election period, or you did not make a distribution form election for your existing Distribution Year Account, your Account became subject to Plan's Default Distribution Date and Default Distribution Form rules.  In this case, the default will be deemed your Initial Election.

If you are a new participant, or you are electing a new Flexible Distribution Year Account, you will be required to make a valid "Initial Election" when you complete your deferral election form.  You can do this by indicating the desired Flexible Distribution Year Account as well as the distribution form for such Account.

Secondary Elections.  Under any of the above scenarios, you will have additional opportunities to make a "Secondary Election," to delay your payment date by a minimum of five (5) years from the originally scheduled distribution date.  Your Secondary Election is not effective for one year—it becomes effective on the 366th day following your election.  If you choose to make a Secondary Election, you will need to make it at least 366 days prior to the date on which your Account would have been paid under your Initial Election.  At this time you may also elect to change the distribution form—from a lump sum to installments or vice-versa—with a mandatory minimum five (5) year delay from the originally scheduled distribution date.  Although only one Secondary election was permitted prior to 2016 for each account, you may make up to three (3) Secondary Elections per account, as long as the total number of accounts with balances remains at or below five and no Secondary Election made in 2016 or after would push the distribution date beyond the date on which you attain age 70.

Example One:  Sue had a 2017 Flexible Distribution Year Account and her contract with LFG will end in 2016.  Sue's Initial Election was to have her Account distributed as a lump sum payment.  Through a Secondary Election, Sue can choose to delay her payment by five (5) years to 2022 and change her form of payment distribution from lump sum to 5 annual installments.  Sue will need to submit her Secondary Election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made before February 5, 2016.  If Sue does nothing, her Plan Account will be valued on February 5, 2017 and paid to her in a single lump sum within six (6) weeks after that date.

Example Two:  Glenn had a 2018 Flexible Distribution Year Account and his contract with LFG ended in 2015.  Glenn made an Initial Election to have his account distributed as installments over twenty years.  Although Glenn's contract ended in 2015, his account will still be paid starting in 2018.  The first installment will be valued on February 5, 2018 and paid to him within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks after those dates.

Example Three:  Ron has a 2016 Flexible Distribution Year Account and made an Initial Election to have his account paid as a lump sum.  His account will be valued on February 5, 2016 and paid as a lump sum to him within six (6) weeks of that date.  If Ron decides he would also want distribution to be in 5 annual installments, he could elect for deferrals starting in 2016 to apply to a Flexible Distribution Year Account for 2018.  Ron's first installment from his 2018 Flexible Distribution Year Account will be valued on February 5, 2018 and paid to him within six (6) weeks of his valuation date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks after those dates.

Example Four:  Emily scheduled her first Flexible Distribution Year Account to pay out in 2020 as a lump sum in the year her daughter starts college.  In 2014, she set up a second account to pay out in 2023 when her son starts college.  She set up a third Flexible Distribution Year Account to pay out in 2027 in 20 annual installments to fund her retirement.  If she decides to delay retirement, she could make a Secondary Election by February 4, 2026, to push her start date out to 2032.  Upon Death.  In the event of your death prior to the commencement of the distribution of your Account(s), your beneficiary will receive a lump sum payment that will be paid as soon as possible after your death (but in no event later than 90 days after the date of your death), regardless of any distribution form election that you may have made.  Your Account(s) will be valued as of the date of your death for distribution to your beneficiary(ies).

In the event of your death after the distribution of your Account(s) (per your election of an "Alternative Distribution Form"—as described above) has commenced, but prior to the complete distribution of your Account balance(s) to you, your remaining Account balance(s) will continue to be paid to your beneficiary(ies) in accordance with your elected distribution option.  In the event of your beneficiary's death prior to full payment of your account to your beneficiary, your remaining Account balance will be paid in a lump sum to you beneficiary's estate within 90 days after your beneficiary's death.

Upon a Qualifying Financial Hardship.  In the event of a qualifying financial hardship, the Benefits Administrator will direct that you be paid from your Account balance an amount in cash sufficient to meet the financial hardship.  Only Accounts with Elective Deferrals, Company Basic Match contributions and Company Discretionary Match contributions are eligible for withdrawal.  Hardship distributions will be permitted only if you are faced with an unforeseeable financial emergency, defined as "severe hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or a dependent of the participant, loss of the participant's property due to casualty or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant."  The Benefits Administrator determines if the hardship qualifies under the appropriate standards.  Please note that it is very rare that a hardship meets these stringent criteria.

Taxes.  Distributions under this Plan are taxable as ordinary income in the year that you receive them.  Income taxes will be withheld, if required, in accordance with federal, state and local income tax laws.  Because of the nature of this Plan (non-qualified), you cannot "roll over" distributions from this Plan into a qualified plan such as your IRA or another employer's savings plan.

Cash Out of Small Account Balances.  If as of any valuation date, the sum of your Account(s) under this Plan, aggregated with the sum of your accounts under any other account plans or programs sponsored by us that are subject to Code section 409A, is less than the applicable dollar limit under Code section 402(g)(1)(B) in effect for the calendar year ($18,000 for 2016) you will be paid an immediate cash lump sum in all circumstances.  For example, if your Account balance is $30,000 and you elect five annual installments and the sum of your Account balance after the third installment is $12,000, you will receive a total distribution in that year and no further installments.

G.            Other Important Facts about the Plan

Lincoln National Corporation Securities.   This Prospectus Supplement covers $10 million of Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  Compensation deferred for a participant under the Plan is notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan Account we establish for the participant.  Each Account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security. Account balances treated as invested in our common stock through the LNC Stock Unit Fund are distributed in cash.

For information regarding distributions from the Plan, see "F.  Distribution and Taxes" above.

Unfunded Status.  This Plan is a non-qualified and unfunded benefit plan.  Unlike a qualified retirement plan, which is subject to strict funding requirements under ERISA and the Code, your Account balance is not held in trust and is therefore not protected against the claims of our general creditors in the case of our insolvency.  In the event of insolvency, the rights of any participant in the Plan (as well as the rights of his or her beneficiary or estate) to claim amounts under the Plan are solely those of an unsecured general creditor of LNC.  No trustee has been appointed to take action with respect to the Deferred Compensation Obligations.  You, and each other participant in the Plan will be responsible for enforcing your own rights with respect to the Deferred Compensation Obligations.  We may establish a "rabbi," or grantor trust to serve as a source of funds from which we can satisfy the obligations.  If a grantor trust is established, it will not change the unfunded status of the Plan--you will continue to have no rights to any assets held by the grantor trust, except as our general creditors.  Assets of any grantor or rabbi trust will at all times be subject to the claims of our general creditors.

Amendment & Termination of the Plan.  We have the ability to amend the Plan prospectively at any time.  We also have the ability to terminate the Plan provided that you and other participants and beneficiaries receive advance notice.

No Assignment of Interests.    Except in the case of a domestic relations order qualified by the Plan administrator, your interests in this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.   Prior to the time that your Account is distributed to you, you have no rights by way of anticipation or otherwise to assign or dispose of any interest(s) under the Plan.

Distribution to Alternate Payee.  All or part of a participant's Account may be paid to an alternate payee as specified in a domestic relations order that the plan administrator, or its designee, determines meets the requirements set forth below:

Definition of Domestic Relations Order.  Domestic relations order means a judgment, decree, or order (including the approval of a settlement agreement) that is:

(1)            issued pursuant to a State's domestic relations law;

(2)            relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant's Account under the Plan;

(3)            creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant's Account under the Plan;

(4)            requires payment to such person of their interest in the Participant's Account in an immediate lump sum payment; and

(5)            meets such other requirements established by the Benefits Administrator.

The Benefits Administrator, or its designee, shall determine whether any document received by it is a domestic relations order.  In making this determination, the Benefits Administrator, or its designee, may consider the rules applicable to "domestic relations orders" under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as he or she deems relevant.

Form of Distribution.  The alternate payee will receive a lump sum distribution of the amount payable under the domestic relations order, subject to the following rules:

(1)            Distribution Date.  The lump sum will be paid within 90 days after the date the domestic relations order is approved by the Benefits Administrator or its designee.  The alternate payee is not permitted, directly or indirectly, to designate the taxable year in which payment will be made.

(2)            Valuation. The lump sum will be valued at the time that payment is actually issued by the Benefits Administrator.

Plan Administrator & Plan Fiduciary.  The Plan administrator and fiduciary for this Plan is the Benefits Administrator.   The Benefits Administrator shall have complete authority to take any such actions that he believes are necessary or desirable for the proper administration and operation of this Plan.  The Benefits Administrator has authority for the day-to-day operation of the Plan, and the authority to make administrative determinations and interpret the Plan (with the advice of counsel as necessary, desirable, or appropriate).

If you disagree with any decision, action or interpretation of this Plan, you may submit in writing a full description of the disagreement to the Benefits Administrator.  Subject only to review by the Board of Directors of LNL, the decision of the Benefits Administrator in reference to any disagreement shall be final, binding, and conclusive on all parties.

As of the date of this Prospectus Supplement, any correspondence to the Benefits Administrator can be sent to:

George Murphy, SVP Employee Experience and Services
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA  19087-5238

H.            Participant Communications

You will receive quarterly statements that will show any activity in your Account during the past calendar quarter  including the opening and closing balances for each Account and any deferrals or contributions, transfers, distributions or other adjustments that may have taken place during the period.  This statement will also include your investment results for that quarter for each Investment Option or fund.

I.            Investment Elections

Investment Directions.  You will have the opportunity to make an investment election directing the investment of your various Flexible Distribution Year Accounts into which you have allocated your deferrals and Company Contributions.  If you are deferring Pensionable Earnings into an existing Account, your old investment directions will remain in place until you change them.

Any Company Contributions credited to your Account(s) will be invested in the same manner that you selected for your Pensionable Earnings.  You must make a separate investment election for any other special accounts you may have.  You are limited to one investment election per Account.  So, for example, if you choose to direct all your Pensionable Earnings into the same distribution Account (e.g., 2020 Flexible Distribution Year Account), only one investment election will drive the allocation of those contributions.

Nolan will deem any investment direction(s) given to them to be continuing directions until you affirmatively change them.  Any changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is approved and processed by Nolan.

Default Investment Direction.  A failure to make an investment election for a distribution account will result in amounts credited to that account being invested in the Plan's default investment option.  The default investment option for the Plan is the same as the Qualified Default Investment Alternative designated for the LNL 401(k) Plan, which is the State Street Target Retirement Fund (a target-date fund) that most closely matches the year you attain age 65.

Subject to Change.  LNC reserves the right to eliminate or change the Investment Options offered under the Plan at any time.  LNC is under no obligation to offer any particular investment option or to effectuate a selection by you.  Any investment election by you shall be treated as a mere expression of investment preference on your part.

J.            Trading Restrictions & Other Limitations

You may, subject to applicable restrictions under the Company's Insider Trading and Confidentiality Policy, transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option as well as transfer amounts credited to your non-LNC Stock Unit Fund Investment Options into the LNC Stock Unit Fund.  In addition, you may make new elections to increase your contributions into the LNC Stock Unit Fund, subject to certain trading restrictions described below, and in the "Insider Trading and Confidentiality Policy" available to you on LNC's intranet website at the following address:

http://one.lfg.com/ourcompany/governance/Documents/InsiderTradingPolicy.pdf

Transfers from the Lincoln Stable Value account are not restricted in the same way as they are in the qualified savings plan (transfers out of the Lincoln Stable Value Account are subject to a "90-Day Equity Wash" requirement, as explained in the Investment Supplement for that plan).  However, if you were a participant in the CIGNA deferred compensation plan and made deferrals into the guaranteed fund investment option under that plan prior to 1996, those assets were credited to a special CIGNA guaranteed fund account under the Plan (the "CIGNA Account").  You will not be permitted to transfer amounts credited to a CIGNA Account into any other Plan Investment Option.

In order to prevent market timing, excessive trading, and similar abuses, the managers of the various Investment Options may impose additional trading restrictions or redemption fees triggered by certain kinds of trades or trading activities.  The same or similar trading restrictions may be applied to your notional investments in this Plan, if, in the sole discretion of the Benefits Administrator (the Plan administrator and fiduciary), your pattern of investment is considered abusive. For mutual fund investment options, please see the relevant prospectus for information on trading restrictions or applicable redemption fees.  For collective investment trust options, please consult the relevant Declaration of Trust and Fund Facts statements for such information.  These documents are available on Lincoln Alliance's web site at: www.LincolnFinancial.com, or by requesting them through the Lincoln Customer Contact Center: 800-234-3500.  Neither the Lincoln Stable Value Account investment option nor the LNC Stock Unit Fund is subject to any specific market timing or excessive trading restrictions or redemption fees.  However, the Plan does limit trading activity of all notional investments to 26 daily transactions per annual period.

K.            The Investment Supplement – Summary Information on the Investment Options

In General.  For recordkeeping purposes, you will have an Account established in your name.  In addition, separate investment sub-account(s) may be established within your Account, one for each Investment Option that you select, including one for "phantom" units representing the LNC Stock Unit Fund (your "Stock Unit" sub-account).  Please note, that your "investment" in the various Investment Options offered under the Plan is notional only.  The investments are "phantom" investments, and your Account(s) earnings/losses are based on "phantom" performance.  That is, your money will not actually be invested in the Investment Options you select.  However, the Plan record keeper will track investment performance as if contributions were actually invested in the Investment Options that you selected.  All contributions (yours and LNC's), and any notional or "phantom" earnings on those contributions, will remain assets of LNC until the time distributed to you.  LNC reserves the right to change the Investment Options offered in the future.

Types of Investment Options.  The Plan's Investment Options include the LNC Stock Unit Fund, a variety of mutual funds and bank collective investment trusts, and a stable value option—the Lincoln Stable Value Account.

Collective Investment Trusts.  A collective investment trust or "CIT" is an investment fund that is similar to a mutual fund in that it invests in stocks, bonds, and other investments.  However, CITs are exempt from registration with the Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940 (the "1940 Act") and are therefore not subject to the same fees, expenses and regulatory requirements—or regulatory protections—as mutual funds.  Collective investment trusts may only hold the assets of qualified retirement and government plans, including 401(k) plans, Taft-Hartley plans, profit sharing and cash balance plans, and governmental 457 plans.  An investor in a CIT holds a "unit" of the trust.  This investment is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency, or entitled to the protections of the 1940 Act.

In addition to the quoted net expense ratios, other expenses, including legal, auditing, custody service and tax form preparation, investment and reinvestment expenses may apply with respect to your CIT investment.  The Delaware CITs offered by the Plan are maintained by SEI Trust Company and the MFS International Growth Fund CIT is maintained by MFS Heritage Trust Company.  The State Street CITs offered by the Plan are maintained by the State Street Bank and Trust Company.

Participation or investment in a CIT is governed by the terms of the trust and participation materials.  An investor should carefully consider the investment objectives, risks and charges and expenses of the CIT before investing.  The Declaration of Trust for the CITs and the Fund Facts for each CIT contains this and other important information and should be read carefully before investing or sending money. For Declaration of Trust and Fund Facts, please contact the Nolan Financial Group at 888-907-8633, or visit its website at: www.NolanLink.com.

Mutual Funds.   Mutual funds invest in stocks and bonds and other investments and are registered with the SEC as an investment company under the 1940 Act.  Investors in a mutual fund are "shareholders" in a fund with all of the rights and protections provided by the 1940 Act.  With respect to a mutual fund investment option, an investor should carefully consider the investment objectives, risks, charges and expenses of the investment company before investing.  The prospectus for the mutual fund contains this and other important information and should be read carefully before investing or sending money.  For prospectuses, please contact the Nolan Financial Group at 888-907-8633, or visit its web site at: www.NolanLink.com.

Insurance Products.  The Lincoln Stable Value Fund is a fixed annuity issued by The Lincoln National Life Insurance Company, Fort Wayne, IN, 46802, on Form 28866-SV and state variations thereof. Guarantees are based upon the claims-paying ability of the issuer.  Contributions received in any quarter will earn interest at the portfolio rate in effect for the quarter, with a minimum guaranteed interest rate.

Company Securities.  The primary purpose of the LNC Stock Unit Fund is to allow you to invest in the securities of Lincoln National Corporation.  The value of a unit of the LNC Stock Unit Fund is equal to the closing price of a share of LNC common stock as quoted on the composite transactions table of the New York Stock Exchange.

For more information about the Company, including information about the risks associated with an investment in the Company, see the sections below entitled "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 56.

Self-Directed Brokerage Account.  We do not offer a self-directed brokerage account as an investment option under the Plan.

Deferred Compensation Obligations. This Investment Supplement covers Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  As described above, contributions made with respect to a participant under the Plan are notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan Account(s) we establish for the participant.  Each Account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security.  Account balances treated as invested in LNC common stock through the LNC Stock Unit Fund are distributed in cash.

Valuation.  The value of a hypothetical unit or share of an Investment Option under this Plan "tracks" or is based on a unit or share of the Investment Option with the same name in the LNL 401(k) Plan.  For example, the value of a unit of the LNC Stock Unit Fund is based on, or 'tracks", a unit of the LNC Stock Fund in the LNL 401(k) Plan.

Investment Options under the Plan will be valued each day that stock exchanges in the United States are open for business.

The valuation date for transfers into the LNC Stock Unit Fund is the date your request is received and confirmed by Nolan, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day).  The valuation date for new contributions into the LNC Stock Unit Fund is the business day on which, or next following the date on which your contribution to the Plan is credited by Nolan to your account.  The valuation date for distributions from the Plan is provided for in Section F.

Investment Decisions; Diversification.  Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets currently credited to your various Accounts, and any future contributions that you and/or we may make to your Accounts—both your Elective Deferrals of Pensionable Earnings and your Company

Contributions (together, "Contributions")—among the various Investment Options described below.  Subject to the rules restricting the trading activities of executives and other officers of the Company, and any trading restrictions or other limitations imposed by the Investment Options involved (described in more above), you may make elections directing the Nolan Financial Group ("Nolan")—the Plan's record keeper and third party administrator—as to how to invest your future Contributions, including elections to increase or decrease the rate of future contributions into the LNC Stock Unit Fund.

In deciding how to invest your Plan Account(s), you should carefully consider the Investment Options that are right for you. You should read the following information carefully when making Plan investment decisions.  The information below will help you to understand the investment choices and the differences among them.  The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

As of the date of this Prospectus Supplement the Investment Options listed below are available for you to invest in.  These are the same investments currently offered under the LNL 401(k) Plan.  For more detailed information about each of the Investment Options (except for the LNC Stock Unit Fund) please log onto your account at the following website address: www.NolanLink.com or contact The Nolan Financial Group at 888-907-8633.

Comparative Performance of Investment Options.  The table below has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and we recommend that you consult a qualified investment adviser before making any investment decisions.  Expressed in percentage terms, the calculation of average annual total return is determined by taking the change in price, reinvesting, if applicable, all income and capital-gains distributions during that month, and dividing by the starting price. Reinvestments are made using the actual reinvestment price, and daily payoffs are reinvested monthly.  The investment management fees, contract fees, and other expenses (the "Net Expense Ratio" shown on the chart below) have been deducted from the performance data below. In cases where additional fees and expenses have not been included in the performance data, please note that the performance figures would be reduced if such expenses were deducted from performance data.  Please see the description of "Expense" for each Investment Option for more detail about these additional fees and expenses.

Investment Lineup as of March 31, 2016
Fund Performance – Average Annual Total Return*		Performance as of March 31, 2016					Expense Ratio %
Fund Name	Ticker	Quarter	1 Year	3 Years	5 Years	Inception Date	* 10 Yrs. Or Since Inception	Gross	± Net
Tier 1 – Asset Allocation Target Date Funds
State Street Target Retirement Income Fund	CMDI7	2.17	-0.73	2.32	4.22	7/1/2009	6.40	0.12	0.12
State Street Target Retirement 2015 Fund	CMDL7	2.27	-1.15	3.62	6.18	10/1/2009	7.76	0.12	0.12
State Street Target Retirement 2020 Fund	CMDM7	2.21	-1.82	4.71	6.91	7/1/2009	10.29	0.12	0.12
State Street Target Retirement 2025 Fund	CMDN7	1.99	-2.37	5.36	7.26	10/1/2009	9.07	0.12	0.12
State Street Target Retirement 2030 Fund	CMDO7	1.77	-2.70	5.77	7.39	7/1/2009	11.31	0.12	0.12
State Street Target Retirement 2035 Fund	CMDP7	1.58	-3.11	5.97	7.21	10/1/2009	9.40	0.12	0.12
State Street Target Retirement 2040 Fund	CMDQ7	1.43	-3.58	6.12	7.12	7/1/2009	11.46	0.12	0.12
State Street Target Retirement 2045 Fund	CMDR7	1.34	-3.83	6.07	7.09	10/1/2009	9.37	0.12	0.12
State Street Target Retirement 2050 Fund	CMDS7	1.33	-3.84	6.06	7.09	11/1/2009	9.96	0.12	0.12
State Street Target Retirement 2055 Fund	CMLF7	1.33	-3.81	6.07	---	5/1/2011	6.52	0.12	0.12
State Street Target Retirement 2060 Fund	CMPR7	1.34	---	---	---	4/1/2015	-3.88	0.12	0.12

Tier 2 – Passive Core
State Street US Bond Index Fund – Class C	CMCZ2	3.02	1.95	2.49	3.73	11/1/1997	4.94	0.06	0.06
State Street Russell Large Cap Index Fund – Class C	CMGE5	1.16	0.47	11.46	---	7/1/2011	11.99	0.05	0.05
State Street Russell Small/Mid Cap Index Fund – Class C	CMZ12	-0.67	-8.88	8.05	8.41	7/1/2002	6.60	0.06	0.06
State Street Global Equity All Cap/ex-US Index Fund – Class C	CMLH2	0.32	-7.99	0.92	0.74	4/1/2011	0.74	0.18	0.18

Tier 3 – Active Core
Lincoln Stable Value Account	---	0.74	3.00	3.00	3.13	5/1983	3.73	---	---
Delaware Diversified Income Trust		2.52	-0.06	1.92	---	6/29/2011	3.43	0.40	0.38
PIMCO Diversified Real Asset Collective Trust		3.05	-6.15	-3.21	-0.49	10/30/2009	3.94	0.65	0.65
Delaware Large Cap Value Trust	DELA LCV	1.58	-1.20	10.96	---	6/29/2011	12.82	0.70	0.70

Investment Lineup as of March 31, 2016
Fund Performance – Average Annual Total Return*		Performance as of March 31, 2016					Expense Ratio %
Fund Name	Ticker	Quarter	1 Year	3 Years	5 Years	Inception Date	* 10 Yrs. Or Since Inception	Gross	± Net
Delaware Large Cap Growth Trust	DELA LCG	-6.26	-3.76	10.95	---	6/29/2011	12.63	0.70	0.70
American Funds Growth Fund of America	RGAGX	-2.47	-0.37	11.78	10.71	5/1/2009	6.81	0.34	0.34
Boston Co. US Small Mid-Cap Value		1.90	-7.00	8.30	7.50	9/1/2005	5.90	0.70	0.70
Delaware Smid-Cap Growth Trust	DELA SCG	1.30	2.21	12.46	---	6/29/2011	10.39	0.80	0.80
Dodge & Cox International Stock	DODFX	---	-18.13	1.34	1.36	5/1/2001	2.46	0.64	0.64
MFS International Growth		---	-2.89	2.01	3.31	6/12/2007	2.34	0.80	0.80

Tier 4 – Specialty Option
LNC Stock Unit Fund	LNC	-21.24	-30.87	6.19	5.40	10/1/2008	-2.97	---	---

The performance data above represents past performance; past performance does not guarantee future results.

*Average annual total return for period specified or since inception if the fund's age is less than the number of years shown.

±  Expense ratios are net of any temporary fee waiver currently in effect.  Please see the description of "Expense" for each option for more detail.

Risks Associated with the Investment Options.  It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward.  The reverse, also, is generally true: the lower the risk, the lower the potential reward.  As you consider investing in the Plan's Investment Options, you should take into account your personal risk tolerance.  Diversification within your investment portfolio can reduce risk.  Recent events in the financial sector and the corresponding market volatility reinforces the importance of a well-diversified portfolio, which is one of the most effective ways to ride out short-term market fluctuations.  When you diversify your portfolio – whether by investing in a ready-mixed fund with exposure to a number of investment sectors, or by investing in a number of funds representing different asset classes or styles – you can potentially reduce risk and increase your exposure to various market opportunities.

The Investment Options are subject to one or more risks which are described in summary fashion in the section entitled "Primary Risks" for each Option, and in greater detail in the prospectus materials (for mutual funds), disclosure statements (for collective investment trusts), and miscellaneous disclosure materials referenced in this document.

Please remember that this Investment Supplement is only a summary of those primary disclosure materials, and is not intended to replace or supersede those materials.  Before investing, you should review the full explanation of risks associated with each investment before making a decision to invest.

Copies of the prospectuses for mutual funds and trusts and disclosure statements for the collective investment trusts are available by contacting The Nolan Financial Group at 888-907-8633, or visiting its website at: www.NolanLink.com.

The following are summaries of the Prospectuses and Disclosure Statements related to the Investment Option lineup as of March 31, 2016.  You should read the full Prospectuses and Disclosure Statements for an explanation of the Funds and risks involved in investing in any one of the Funds.

Tier 1 – Asset Allocation Target Date Funds

(Target date funds provide a diversified portfolio that adjusts automatically based on the number of years remaining until retirement)

State Street Target Retirement Funds

•
Investment Objective: The State Street Target Retirement Funds (the "Funds") seek an investment return that approximates, as closely as practicable, before expenses, the performance of a custom benchmark index (the "Index") over the long term.

•
Investment Strategy: Each Fund seeks to achieve its objective by investing in a set of underlying State Street collective trust funds representing various asset classes. Each Fund (other than the State Street Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.  Over time, the allocation to asset classes and funds change according to a predetermined "glide path". (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund.) Each Fund's asset allocation will become more conservative as it approaches its target retirement date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retiring. The allocations reflected in the glide path do not reflect tactical decisions made by SSGA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund's strategic allocation according to its glide path and applicable benchmark. Each Fund attempts to closely match the characteristics and returns of its custom benchmark as opposed to any attempts to outperform this benchmark.  Once a Fund reaches its target retirement date, it will begin a five year transition period to the State Street Target Retirement Income Fund resulting at the end of that five year period in an allocation to stocks and real estate that will remain fixed at approximately 35% of assets. The remainder of the Fund will be invested in fixed-income securities.

•
Risk and Return Characteristics: SSGA measures and adjusts each Fund's risk exposure over time given the Fund's target retirement date. SSGA monitors the overall risk of the Fund, in order to avoid unintended risk related to the Fund's target retirement date or other investment time horizon. SSGA attempts to manage risk by, among other things, monitoring asset allocations closely, maintaining diversification, and performing on-going investment reviews.

By investing in a Target Date Fund, you assume the same types of risks, either directly or indirectly, as investing in equity funds and fixed income funds. For assets allocated to equity, the primary risk is that the value of the equity will fluctuate. These fluctuations could cause the value of a Target Date Fund's equity investment and therefore the value of the Target Date Fund held to fluctuate, and you could lose money.

For assets allocated to fixed income, the primary risks are interest rate risk and credit risk. Interest rate risk is the risk that the value of the debt obligations held by the Target Date Fund will fluctuate with changes in interest rates. Credit risk is the risk that the issuer of the debt obligation will be unable to make interest or principal payments on time. The value of the debt obligations held by a Target Date Fund will fluctuate with the changes in the credit ratings of the debt obligations held.

Because the Target Date Fund invests in the shares of funds, the Target Date Fund indirectly invests in the same investments as listed for the various underlying funds. For a more detailed description of the various types of instruments in which the underlying funds may invest and their associated risk, please refer to each of the underlying fund's prospectus.

•	Manager: State Street Global Advisors (SSGA)
•	Expense: 0.12%.

Target Asset Allocation

	2060	2055	2050	2045	2040	2035	2030	2025	2020	2015	Income
Equity	86.50%	86.50%	86.50%	86.50%	83.25%	78.25%	71.62%	63.50%	50.25%	35.88%	26.50%
State Street S&P 500 Index Fund State Street Russell Small/Mid Cap Index Fund State Street Global All Cap Equity ex U.S. Index Fund	35.90 16.00 34.60	35.90 16.00 34.60	35.90 16.00 34.60	35.90 16.00 34.60	35.48 14.48 33.30	34.68 12.28 31.30	32.88 10.10 28.65	30.13 8.03 25.34	24.86 5.61 19.79	18.62 3.40 13.85	13.80 2.60 1 10.10
Fixed Income	10.00%	10.00%	10.00%	10.00%	13.25%	18.25%	24.88%	32.38%	43.12%	55.62%	65.00%
State Street U.S. Long Government Bond Index Fund
State Street U.S. Short Term Government/Credit Bond Index Fund
State Street U.S. High Yield Bond Index Fund
State Street U.S. Bond Index Fund
State Street U.S. Inflation Protected Bond Index Fund
State Street 1-10 Year U.S. TIPS Index Fund
	10.00 0.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 0.00 0.00 0.00	10.00 0.00 0.00 3.25 0.00 0.00	10.00 0.00 0.00 8.25 0.00 0.00	10.00 0.00 1.89 11.62 1.36 0.00	8.75 0.00 4 4.85 14.12 4.65 0 0.00	3.75 0.00 6.00 21.50 7.88 4.00	0.00 5.62 7.00 23.75 0.00 19.25	0.00 20.00 7 7.00 20.00 0.00 1 8.00
Alternatives	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%	4.12%	6.62%	8.50%	8.50%
State Street Global Real Estate Securities Index Fund State Street Bloomberg Roll Select Commodity Index Fund	0.00 3.50	0.00 3.50	0.00 3.50	0.00 3.50	0.00 3.50	0.00 3.50	0.00 3.50	0.62 3 3.50	3.12 3.50	5.00 3.50	5.00 3.50

Tier 2 – Passive Core

(Passively managed, low cost index funds that track the returns of a market index)

State Street US Bond Index Fund – Class C
 (Core Fixed Income Index)

•
Investment Objective: The State Street Bond Index Fund (the "Fund") seeks to offer broadly diversified, low cost exposure to the overall U.S. Bond Market.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Barclays US Aggregate Bond Index (the "Index") over the long term.

•
Investment Strategy: The Fund is managed using a "passive" or "indexing" investment approach, by which SSGA attempts to replicate, before expenses, the performance of the Index.  The Fund may attempt to invest in the securities comprising the Index in the same proportions as they are represented in the Index.  However, due to the large number of securities in the Index and the fact that many of the securities comprising the Index may be unavailable for purchase, it may not be possible for the Fund to purchase some of the securities comprising the Index.  In such a case, SSGA will select securities for the Fund that SSGA believes will track the characteristics of the Index.  The Fund's returns may vary from the returns of the Index.   This Fund is passively managed and will not short sell securities; It is not a leveraged strategy and may invest in other investment funds, including those managed by SSGA and its affiliates.

•
Risk Management: SSGA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSGA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal. Risks associated with fixed income securities include, but are not limited to, interest rate risks; the risk of issuer default, and inflation risk. This effect is usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss. Government bonds and corporate bonds generally have more moderate short-term price fluctuations than stocks, but provide lower potential long-term returns. U.S. Treasury Bills maintain a stable value if held to maturity, but returns are generally only slightly above the inflation rate.
Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Call Risk, Cash Position Risk, Conflict of Interest Risk, Counterparty Risk, Credit Risk, Custodial Risk, Debt Securities Risk, Defensive Investing Risk, Derivatives Risk, Extension Risk, Geographic Concentration Risk, Income Risk, Index Risk, Inflation-Indexed Securities Risk, Interest Rate Risk, Investment Risk, Issuer Risk, Large Shareholder Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Lower-Rated Securities Risk, Market Risk, Market Disruption and Geopolitical Risk, Mortgage and Other Asset-Backed Securities Risk, Municipal Obligations Risk, Portfolio Turnover Risk, Prepayment Risk, Repurchase Agreement Risk, Risk of Investment in Other Pools, Tax Risk, U.S. Government Securities Risk, Valuation Risk, and Variable and Floating Rate Securities Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund.
Risk management does not promise any level of performance or guarantee against loss of principal. SSGA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.

•	Manager: State Street Global Advisors (SSGA)
•	Expense: 0.06%.

State Street Russell Large Cap Index Fund – C
(Large Cap Core Index)

•
Investment Objective:  The State Street Russell Large Cap Index Fund (the "Fund") seeks to offer broad, low cost exposure to the stocks of large U.S. Companies.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell 1000® Index (the "Index") over the long term.

•
Investment Strategy:  The Fund is managed using a "passive" or "indexing" investment approach, by which SSGA attempts to match, before expenses, the performance of the Index.  SSGA will typically attempt to invest in the securities comprising the Index in the same proportion as they are represented in the Index.  In some cases, it may not be possible or practicable to purchase all of the securities comprising the Index, or to hold them in the same weightings as they represent in the Index.  In those circumstances, SSGA may employ a sampling or optimization technique to construct the portfolio in question.  The Fund's returns may vary from the returns of the Index.

From time to time SSGA may purchase securities that are not yet represented in the Index or sell securities that have not yet been removed from the Index.

This Fund is passively managed and will not short sell securities.  It uses futures and may use other derivatives and is not a leveraged strategy.  It may invest in other investment funds, including those managed by SSGA and its affiliates.

•
Risk Management:  SSGA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSGA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal. Generally, among asset classes, stocks are more volatile than bonds or short-term instruments. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions.

Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Conflict of Interest Risk, Counterparty Risk, Custodial Risk, Derivatives Risk, Equity Risk, Geographic Concentration Risk, Growth Investing Risk, Hedging Transactions and Related Risks, Index Risk, Investment Risk, Investment Risk, Issuer Risk, Large Shareholder Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Market Capitalization Risk, Market Disruption and Geopolitical Risk, Market Risk, Modeling Risk, Portfolio Turnover Risk, Repurchase Agreement Risk, Risk of Investment in Other Pools, Small and Micro-Cap Companies Risk, Tax Risk, Valuation Risk, and Value Investing Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund.

Risk management does not promise any level of performance or guarantee against loss of principal. SSGA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.

•	Manager: State Street Global Advisors (SSGA)
•	Expense: 0.05%.

State Street Russell Small/Mid Cap Index Fund – C
(Small-Mid Cap Index)

•
Investment Objectives:  The State Street Russell Small/Mid Cap Index Fund (the "Fund") seeks to offer broad, low cost exposure to stocks of small and medium sized U.S. Companies.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the Russell Small Cap Completeness® Index (the "Index") over the long term.

•
Investment Strategies:  The Fund is managed using a "passive" or "indexing" investment approach, by which SSGA attempts to match, before expenses, the performance of the Index.  SSGA will typically attempt to invest in the securities comprising the Index in the same proportions as they are represented in the Index.  In some cases, it may not be possible or practicable to purchase all of the securities comprising the Index, or to hold them in the same weightings as they represent in the Index.  In those circumstances, SSGA may employ a sampling or optimization technique to construct the portfolio in question.  The Fund's returns may vary from the returns of the Index.

From time to time SSGA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the Index.
This Fund is passively managed and will not short sell securities.  It uses futures and may use other derivatives and is not a leveraged strategy.  It may invest in other investment funds, including, including those managed by SSGA and its affiliates.

•
Risk Management: SSGA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSGA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal. Generally, among asset classes, stocks are more volatile than bonds or short-term instruments. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions.
Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Conflict of Interest Risk, Counterparty Risk, Custodial Risk, Derivatives Risk, Equity Risk, Geographic Concentration Risk, Growth Investing Risk, Hedging Transactions and Related Risks, Index Risk, Investment Risk, Issuer Risk, Large Shareholder Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Market Capitalization Risk, Market Disruption and Geopolitical Risk, Market Risk, Modeling Risk, Portfolio Turnover Risk, Repurchase Agreement Risk, Risk of Investment in Other Pools, Small and Micro-Cap Companies Risk, Tax Risk, Valuation Risk, and Value Investing Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund.

Risk management does not promise any level of performance or guarantee against loss of principal. SSGA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.
•	Manager: State Street Global Advisors (SSGA)
•	Expense: 0.06%.

State Street Global Equity All Cap/ex-US Index Fund – Class C
(International Index)

•
Investment Objectives:  The State Street Global Equity All Cap Equity ex U.S. Index Fund (the "Fund") seeks to offer broad, low cost exposure to stocks of companies, ranging from small to large cap, in developed and emerging countries excluding the United States.  The Fund seeks an investment return that approximates as closely as practicable, before expenses, the performance of the MSCI ACWI ex-USA IMI Index (the "Index") over the long term.

•
Investment Strategies:  The Fund is managed using a "passive" or "indexing" investment approach, by which SSGA attempts to match, before expenses, the performance of the Index.  SSGA will typically attempt to invest in the securities comprising the Index in the same proportions as they are represented in the Index.  In some cases, it may not be possible or practicable to purchase all of the securities comprising the Index, or to hold them in the same weightings as they represent in the Index.  In those circumstances, SSGA may employ a sampling or optimization technique to construct the portfolio in question.  The Fund's returns may vary from the returns of the Index.  From time to time SSGA may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the Index.

This Fund is passively managed and may use futures and other derivatives.  It may invest in other investment pools, including those managed by SSGA and its affiliates.  It is not a leveraged strategy and will not sell securities short.

•
Risk Management: SSGA monitors the overall risk of the Fund, in order to avoid unintended risk relative to the Index.  SSGA manages portfolio characteristics and transaction costs in a manner intended to provide a return as close as practicable to the benchmark return.

There are risks involved with investing, including possible loss of principal.  Generally, among asset classes, stocks are more volatile than bonds or short-term instruments. Stock values fluctuate in response to the activities of individual companies and general market and economic conditions. Investing in foreign domiciled securities may involve risk of capital loss from unfavorable fluctuation in currency values, withholding taxes, from differences in generally accepted accounting principles or from economic or political instability in other nations. Investments in emerging or developing markets may be more volatile and less liquid than investing in developed markets and may involve exposure to economic structures that are generally less diverse and mature and to political systems which have less stability than those of more developed countries.
Additionally, an investment in the Fund is subject to a number of risks, which include but are not limited to: Conflict of Interest Risk, Counterparty Risk, Currency Risk, Custodial Risk, Depositary Receipts Risk, Derivatives Risk, Emerging Markets Risk, Equity Risk, Geographic Concentration Risk, Government Intervention Risk, Index Risk, Investment Risk, Issuer Risk, Leveraging Risk, Limited Investment Program Risk, Liquidity Risk, Market Capitalization Risk,

Market Disruption and Geopolitical Risk, Market Risk, Non-US Securities Risk, Portfolio Turnover Risk, Recent Market Volatility, Risk of Investment in Other Pools, Small and Micro-Cap Companies Risk, Tax Risk, and Valuation Risk. You should refer to the Fund's Disclosure Document for a complete description of the risks of investing in the Fund. Risk management does not promise any level of performance or guarantee against loss of principal. SSGA encourages investors to seek the advice of well-qualified financial and tax advisors, accountants, attorneys and other professionals before making any investment or retirement decision.
•	Manager: State Street Global Advisors (SSGA)
•	Expense: 0.18%.

Tier 3 – Active Core

(Actively managed investment options with a variety of objectives ranging from conservative to aggressive)

The Lincoln Stable Value Account (Insured Product)
(Capital Preservation)

•
Investment Objectives:  This Investment Option seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal. Contributions made to the Lincoln Stable Value Account in any quarter will earn interest at the quarterly-set portfolio rate.  The portfolio rate is declared for the quarter and is in effect only for that quarter.  The rate of return as of 3/31/16 was 3.0%. The rate of return is fixed quarterly (and is based on the 5-year average of the Barclays Stable Income Market Index plus 0.20 as of one month prior to the beginning of each quarter) but will never fall below the guaranteed minimum annual rate of 3.0%.

•
Investment Strategies: The Lincoln Stable Value Account, a fixed annuity, is part of the general account of The Lincoln National Life Insurance Company and is backed by the general credit worthiness and the claims paying ability of The Lincoln National Life Insurance Company.  The general account invests in investment and non-investment grade public companies, U.S. government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio.

•
Primary Risks: Credit Risk (the chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all); Inflation Risk (the possibility that, over time, the returns will fail to keep up with the rising cost of living); Interest Rate Risk (the chance that bond prices overall will decline over short or even long periods due to rising interest rates); Liquidity Risk (the chance that the insured product is not backed by sufficient reserves to meet participant withdrawals, or would incur a market value adjustment or penalty for early withdrawal from one or more of its contracts); Manager Risk (the chance that poor security selection will cause the Stable Value Fund to under-perform other stability of principal investment options with similar objectives); Market Risk (the chance that the value of your investment will change because of rising (or falling) stock or bond prices).  There is no government guarantee (such as the FDIC guarantee) protecting investments in the Lincoln Stable Value Account.

•	Manager: Delaware Investment Advisers, a series of Delaware Management Business Trust, is the registered investment advisor.
•	Expense: No asset charges are deducted from participant accounts. However, 0.10% is paid by The Lincoln National Life Insurance Company to Delaware Investment Advisers as a management.

Delaware Diversified Income Trust (Collective Investment Trust)
(Fixed Income)

•
Investment Objectives:  The Delaware Diversified Income Trust (the "Fund") seeks maximum long-term total return, consistent with reasonable risk.  The benchmark for the Trust is Barclays Capital U.S. Aggregate Index.

•
Investment Strategies: The Fund allocates its investments principally among the following four sectors of the fixed income securities markets: U.S. investment grade, U.S. high yield, International Developed Markets, and Emerging Markets.  Under normal circumstances, the Trust will invest at least 80% of its net assets in fixed income securities (the 80% policy).  Delaware Investment Advisers will determine how much of the Trust to allocate to each of the four sectors, based on its evaluation of economic and market conditions and an assessment of the returns and potential for appreciation that can be achieved from investments in each of the four sectors.  There is no guarantee that the Trust will meet its investment objectives.

•
Primary Risks:  The Fund has significant exposure to Credit and Counterparty Risk, Currency Risk, Derivatives Risk, Forward Foreign Currency Contract Risk, High Yield Fixed Income Securities Risk, Interest Rate Risk, International Risk, Investment Strategy Risk, Foreign Securities Risk, Lending Risk, Liquidity Risk, Loans and Other Indebtedness Risk, Market Risk, Pre-payment Risk, and Valuation Risk.  For specific definitions/explanations of these types of risks and additional risks, see the Delaware Declaration of Trust posted on the Lincoln Alliance website at www.LincolnFinancial.com, or you can request a copy by calling the Lincoln Customer Contact Center at 800-234-3500.  In general, investments in the Delaware Diversified Income Trust are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds ("junk bonds") involve higher risk than investment grade bonds. Adverse conditions may affect the issuer's ability to pay interest and principal on these securities. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.  Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries.  Diversification does not ensure a profit or guarantee against a loss. The Trust will also be affected by prepayment risk due to its holdings of mortgage-backed securities. With prepayment risk, when homeowners prepay mortgages during periods of low interest rates, the Trust may be forced to redeploy its assets in lower yielding securities. If, and to the extent that, the Trust invests in forward foreign currency contracts or uses other investments to hedge against currency risks, the Trust will be subject to the special risks associated with those activities.

•
Manager:  SEI Trust Company (the "Trustee") serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust.  The Trustee has engaged DIA, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•	Expense: 0.38% (Net of any applicable fund company waivers/reimbursements).

PIMCO Diversified Real Asset Collective Trust
 (Real Return)
•
Investment Objective:  The objective of the PIMCO Diversified Real Asset Collective Trust (the "Fund") is to seek real return which exceeds that of a benchmark consisting of a 1/3 weighting in the Barclays Capital U.S. TIPS Index, a 1/3 weighting in the Bloomburg Commodity Indexsm, and a 1/3 weighting in the Dow Jones U.S. Real Estate Investment Trust Index (the "Benchmark"), consistent with prudent investment management. The Fund seeks to achieve its objective by investing under normal circumstances substantially all of its assets in units of the PIMCO Real Return Collective Trust II, the PIMCO CommoditiesPLUS® Collective Trust and the PIMCO RealEstatePLUS Collective Trust (the "Underlying Funds"). The Fund's return objective is to outperform the Benchmark measured over a full business cycle. There is no assurance that these objectives will be achieved. For more information regarding the Underlying Funds, please refer to the Underlying Funds' investment objectives and policies contained in this Disclosure Memorandum.

•
Investment Strategies:  The Fund is an actively managed portfolio designed to provide strategic exposure to three core real assets.  Treasury Inflation-Protected Securities, commodities and real estate. The Fund seeks to outperform its Benchmark in two key ways. First, PIMCO has the flexibility to reallocate the Fund's assets among the three real asset classes represented by the Underlying Funds based on its ongoing analyses of the global macro economy, including the fixed income, commodity, real estate and equity markets. As a result, the percentage invested by the Fund in each Underlying Fund may differ from the Benchmark weight of 1/3 each. Second, PIMCO will gain expose to these markets by investing in the three Underlying Funds, which are each actively managed to outperform their respective underlying benchmarks. In managing the Fund, PIMCO employs both top-down and bottom-up strategies.

•
Primary Risks:  The principal risks of investment in the Fund, which could adversely affects its value, yield and total return are:  Market Risk, Investment Adviser/Trustee Risk, Call Risk, Derivatives Risk, Turnover Risk, Counterparty Risk, Leveraging Risk, Allocation Risk, Industry/Sector Risk, Interest Rate Risk, High Yield Risk, Emerging Markets Risk, Newly Formed Fund Risk, Short Sale Risk, Conflicts of Interest Risk, Underlying Fund Risk, Issuer Risk, Credit Risk, International Risk, Liquidity Risk, Currency Risk, Mortgage-related and Asset-backed Risk, Commodity Risk, and Real Estate Risk.

•	Manager: PIMCO
•	Expense: 0.65%.

Delaware Large Cap Value Trust (Collective Investment Trust)
(Large Cap Value)

•	Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Value Index.
•
Investment Strategies:  The Trust is invested primarily in securities of large-capitalization companies (with market capitalizations in the range of the Russell 1000® Value Index.)  The Trust's adviser, Delaware Investment Advisers ("DIA"), seeks securities believed to be undervalued in relation to their intrinsic value as indicated by multiple factors including earnings and cash flow potential.  DIA follows a value-oriented investment philosophy in selecting stocks for the Trust using a research intensive approach.

•
Primary Risks:  Conflict of Interest Risk, Currency Risk, Derivatives Risk, Equity Securities Risk, Foreign Securities Risk, Interest Rate Risk, International Risk, Investment Strategy Risk, Liquidity Risk, Market Risk.  For specific definitions/explanations of these types of risks and additional risks, see the Delaware Declaration of Trust posted on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 800-234-3500.

•
Manager:  SEI Trust Company ("Trustee") serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of  investments in the Trust.  The Trustee has retained DIA, a series of Delaware Management Business Trust, to act as the investment advisor to the Trust.

•	Expense: 0.70%. The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody services fees, tax form preparation expenses, legal and other fees.

Delaware Large Cap Growth Trust (Collective Investment Trust)
(Large Cap Growth)

•	Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Growth Index.
•
Investment Strategies:  The Trust is invested primarily in large cap common stocks with market capitalizations generally in the range of the companies in the Russell 1000® Growth Index at the time of purchase.  Investments that the investment advisor, Delaware Investment Advisers believes have the potential for sustainable free cash flow growth.

•
Primary Risk:  Conflicts of Interest Risk, Credit Risk, Currency Risk, Derivatives Risk, International Risk, Investment Strategy Risk, Liquidity Risk, and Market Risk.  For specific definitions/explanations of these types of risks and additional risks, see the Delaware Declaration of Trust posted on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 800-234-3500.

•
Manager:  SEI Trust Company ("Trustee") serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust.  The Trustee has retained, Delaware Investment Advisers, a series of Delaware Management Business Trust, to act as the investment advisor to the Trust.

•
Expense: 0.70%.  The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody service fees, tax form preparation expenses, retirement plan platform fees, legal and other fees.

American Funds Growth Fund of Amer R6 (Mutual Fund)
(Large Cap Growth)

•
Investment Objectives:  The Fund seeks to provide growth of capital.  The benchmark for this Fund is the Russell 100 Growth Index. The Russell 1000 Growth measure the performance of the large cap growth segment of the U.S. equity securities  It includes the Russell 1000 index companies with higher price-to-book ratios and higher forecasted growth values

•
Investment Strategies:  The Fund invests primarily in common stocks of companies that appear to offer superior opportunities for growth of capital.  The Fund may also hold cash or money market instruments.  The Fund may invest a portion of its assets in securities of issuers domiciled outside the United States.

•
Primary Risks:  Market Risk .  The prices of, and the income generated by, the common stocks and other securities held by the fund may decline due to market conditions and other factors, including those directly involving the issuers of securities held by the fund.  Investing in growth-oriented stocks.  Growth-oriented stocks may involve larger price swings and greater potential for loss than other types of investments.  Investing outside of the United States.  Securities of issuers domiciled outside the United States, or with significant operations outside the United States, may lose value because of political, social, economic or market developments or instability in the countries or regions in which the issuer operates. The prospectus can be found on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 800-234-3500.

•	Manager: Capital Research and Management Company is the registered investment advisor.
•	Expense: 0.34%.

Boston Co. US Small Mid-Cap Value Equity
 (Small-Mid Cap Equity Value)
•	Investment Objectives: The Boston Company Asset Management's US Small Mid-Capitalization Value Equity strategy seeks to outperform the Russell 2500 Value Index over a long-term investment horizon.
•
Investment Strategies:  The US Small Cap Value Equity strategy primarily invests in small and mid-capitalization U.S. value companies.  Small and mid-capitalization companies are those within the same general market cap range as the issuers included in the benchmark.  The strategy can invest in American Depository Receipts.  The use of derivatives is permitted.

•
Primary Risks:  Equity Securities generally; Inflation/Deflation risk; Issuer risk; Liquidity risk; Market risk; Micro, Small and Medium Capitalization Companies; Sector allocation risk; and Participant concentration risk.  For specific definitions/explanations of these types of risks and additional risks, see the CIT Fund Disclosures posted on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 800-234-3500.

•	Manager: The Boston Company Asset Management, LLC.
•	Expense: 0.70%.

Delaware Smid Cap Growth Trust (Collective Investment Trust)
(Small-Mid Cap Equity Growth)

•	Investment Objectives: The Trust seeks long term capital appreciation by investing primarily in common stocks of growth oriented companies The Trust's benchmark is the Russell 2500® Growth Index.

•
Investment Strategies:  The Trust invests primarily in common stocks of  growth-oriented companies that the adviser believes have long-term capital appreciation potential and expects to grow faster than the U.S. economy.  The adviser particularly seeks the small- to mid-sized companies that address large market opportunities, which it defines as the likelihood that an individual company's goods and/or services will be sold.  The adviser uses the bottom up approach, seeking to select securities of companies, the adviser believes have attractive end market potential, dominant business models, and strong cash flow generation that are attractively priced compared to intrinsic value of the securities.  The adviser also considers a company's operational efficiencies, management's plans for capital allocation, and the company's shareholder orientation.

The Trust generally holds 25 to 30 stocks, although from time to time it may hold fewer or more names, depending upon the adviser's assessment of the investment opportunities available.
•
Primary Risks:  Conflicts of Interest Risk, Credit Risk, Currency Risk, Derivative Risk, Industry/Sector Risk, International Risk, Interest Rate Risk, Investment Strategy Risk, Limited Number of Securities Risk, Liquidity Risk, Market Risk, Small- and Medium-size company Risk.  For specific definitions/explanations of these types of risks and additional risks, see the Delaware Trust Agreement posted on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 800-234-3500.

•
Manager:  SEI Trust Company (the "Trustee") serves as the Trustee of the Trust and maintains the ultimate fiduciary authority over the management of investments in the Trust.  The Trustee has retained DIA, a series of Delaware Management Business Trust, to act as the investment adviser to the Trust.

•	Expense: 0.80%.

Dodge & Cox International Stock Fund (Mutual Fund)
(International Equity Value)

•
Investment Objectives:  The Fund seeks long-term growth of principal and income.  The Fund's benchmark is the MCSI EAFE (Europe, Australasia, Far East Index).  The MSCI EAFE is an unmanaged index of the world's stock markets, excluding the United States.

•
Investment Strategies:  The Fund invests primarily in a diversified portfolio of equity securities issued by non-U.S. companies from at least three different countries, including emerging markets.  The Fund considers economic and political stability of a country and protection provided to foreign shareholders.  The Fund invests primarily in medium-to-large well established companies based on standards of the applicable market.

•
Primary Risks:  Equity Risk, Issuer Risk, Liquidity Risk, Management Risk, Market Risk, Non-U.S. Investment Risk, Non-U.S. Currency Risk, Non-U.S. Issuer Risk.  For specific definitions/explanations of these types of risks and additional risks, please see the prospectus for this Fund.  The prospectus can be found on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 1-800-234-3500.

•
In general, foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund's prospectus.

•	Manager: Dodge & Cox is the registered investment advisor.

•	Expense: 0.64%
MFS International Growth Fund (CIT)
(International Equity Growth)

•
Investment Objectives:  The Fund's investment objective is to seek capital appreciation.  The Fund seeks to outperform the MSCI All Country World (ex-US) Growth Index over full market cycles.  A full market cycle is defined as typically three to five years.  MSCI All Country World (ex-US) Growth Index is a market capitalization index that is designed to measure equity market performance for growth securities in the global developed and emerging markets, excluding the U.S.  No assurance can be given that the Fund will achieve it investment objective.

•
Investment Strategies:  In seeking to achieve its investment objective, the Fund relies on a team of global research analysts to identify companies with the highest sustainable earnings growth rates in their industry, companies that are expected to deliver value through the continued compounding of a growing earnings stream, and companies whose stocks are poised for multiple expansions.  Sector and country weightings are the residual of the bottom-up stock selection process, rather than the result of a top-down, macroeconomic outlook.  The Fund seeks to be broadly diversified across countries and sectors.

•
Primary Risks:  Stock Market Risk, Company Risk, Currency Risk, Geographic Concentration Risk, Foreign, Risk, Emerging Markets Risk, Investment Selection Risk, Counterparty and Third Party Exposure Risk, Liquidity Risk and Active and Frequent Trading Risks and Temporary Defensive Strategy Risk.  For specific definitions/explanations of these types of risks and additional risks, see the MFS Trust and Fund Disclosures posted on www.LincolnFinancial.com or call the Lincoln Customer Contact Center at 1-800-234-3500.

•	Manager: MFS Heritage Trust Company (the "Trustee") serves as the Trustee of the Trust. The Trustee is a subsidiary of Massachusetts Financial Service Company.
•
Expense: 0.80%.  0.75% Management Fee plus 0.05% Administrative Fee.   The Trustee will bear the Fund's expenses such that a Fund's annual administrative and operational expenses do not exceed the indicated expense caps as currently in effect (0.05%). The expense caps will continue until modified by the Trustee.

LNC Stock Unit Fund

•	Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in LNC securities.
•
Investment Strategies:  To achieve its objective, this Investment Option invests in hypothetical units reflecting the value of Lincoln National Corporation ("LNC") Common Stock exclusively (though a certain percentage of the Fund is held in cash, and therefore, each Unit of the investment contains a similar percentage of cash).

•
Primary Risks:  Inflation Risk; Investment-Style Risk; Market Risk. This is a non-diversified Investment Option, investing in the stock of a single issuer.  It is therefore a riskier investment than an Investment Option that invests in a diversified pool of stocks of companies with similar characteristics as this account.  For a description of the risks associated with investment in LNC Common Stock, see "Risk Factors" detailed in the most recently filed LNC Annual Report (10-K) or LNC Quarterly Report (10-Q).  It is a market-valued account, meaning that both the principal value and the investment return may go up and down based on the market price of the LNC Common Stock held in the Fund.  For a more detailed description of LNC Common Stock.  See "Lincoln National Corporation Common Stock" below.

•	Dividends: Dividends paid with respect to your investment in the fund will be automatically reinvested and no action is required.

•
Share Ownership: If you invest in this Fund you will not actually own or have the right to own shares of LNC Common Stock.  In addition, neither the Plan nor a trust funding the Plan, if any, will own actual shares of LNC Common Stock.  Instead, your Account will be credited with hypothetical LNC Stock Units equal in value to the amount of your contribution.

•	Share Voting Rights: You will not have voting rights with respect to your investment in this Fund.

•	Trading Restrictions: Officers of LNC and certain other employees of LNC ("Restricted Employees") with access to inside information are subject to regular quarterly trading restrictions imposed by LFG's "Insider Trading and Confidentiality Policy" on any transaction, except normal payroll deductions, that might cause an increase or decrease in that person's interest in the Fund. Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in transactions to increase or decrease their interest in LNC Stock unit Fund during previously announced open window trading periods.

•	Account Manager: Lincoln Financial Group Trust Company, Inc.
•	Expense: 0.00%.

EXPERTS

The consolidated financial statements of LNC appearing in LNC's Annual Report on Form 10-K for the year ended December 31, 2015 (including schedules appearing therein), and the effectiveness of LNC's internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby was passed upon for us by Marcie J. Weber, Esquire, Vice President and Senior Counsel of LNC.  As of May 31, 2016, Ms. Weber beneficially owned approximately 3,687 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
Public reference room maintained by the SEC in: Washington, D.C. (100 F. Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC's public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus is one part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statements and the exhibits and schedules to the Registration Statements. For further information concerning us and the securities, you should read the entire Registration Statements and the additional information described under "Documents Incorporated by Reference" below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
Information about us, including the additional information described under "Documents Incorporated by Reference" is also available on our web site at http://www.lincolnfinancial.com/investors. This URL and the SEC's URL above are intended to be inactive textual references only. Such information on our or the SEC's web site is not a part of this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC's rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

The following documents have been filed (File No. 1-6028) with the SEC in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated by reference in this Prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on March 1 and May 31, 2016 and Form 8-K/A on March 1, 2016; and

•	The description of our Common Stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•
The description of our common Stock Purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description.

Each LNC document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

We will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan.  Please direct your oral or written request to:  Kirkland L. Hicks, Executive Vice President, General Counsel & Secretary, 150 N. Radnor Chester Road, Radnor, PA  19342, 484-583-1400, or Kirkland.Hicks@lfg.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are estimates of all expenses incurred or to be incurred by us in connection with the issuance and distribution of our Common Stock to be registered, other than underwriting discounts and commissions of which there are none.

Registration fees	$1,007
Photocopying and Printing	5,000
Accounting fees	10,000
Miscellaneous fees and expenses	-0-
TOTAL	$16,007

Item 15. Indemnification of Directors and Officers

Our bylaws, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

·
reasonable expenses (including attorneys' fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those   brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations.

·
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys' fees) incurred with respect to, any action, suit or proceeding, if the person's conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful.

Indiana Law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper. Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.

The indemnification and advancement of expenses provided for in our bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to other agreements, shareholders' and board resolutions and our articles of incorporation.

Item 16. Exhibits.

The exhibits filed with this Registration Statement are listed in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)   That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(f)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of and employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on the 6th day of June, 2016.

LINCOLN NATIONAL CORPORATION

By:	/s/ Randal J. Freitag
Randal J. Freitag, Executive Vice
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis R. Glass* Dennis R. Glass	President and Chief Executive Officer (Principal Executive Officer) and a Director	June 6, 2016

/s/ Randal J. Freitag Randal J. Freitag	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2016

/s/ Christine A. Janofsky Christine A. Janofsky	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 6, 2016

Deirdre P. Connelly*	Director	June 6, 2016

William H. Cunningham*	Director	June 6, 2016

George W. Henderson, III*	Director	June 6, 2016

Eric G. Johnson*	Director	June 6, 2016

Gary C. Kelly*	Director	June 6, 2016

M. Leanne Lachman*	Director	June 6, 2016

Michael F. Mee*	Director	June 6, 2016

William Porter Payne*	Director	June 6, 2016

Patrick S. Pittard*	Director	June 6, 2016

Isaiah Tidwell*	Director	June 6, 2016

*By:      /s/ Kirkland L. Hicks
Kirkland L. Hicks, Attorney-in-Fact
(Pursuant to Powers of Attorney)

INDEX TO EXHIBITS

3.1	The Restated Articles of Incorporation of LNC are incorporated by reference to Exhibit 3.1 of LNC's Form 8-K (File No. 1-6028) filed with the SEC on July 8, 2013.
3.3	Amended and Restated Bylaws of LNC (effective May 23, 2013) are incorporated by reference to Exhibit 3.1 of LNC's Form 10-Q (File No. 1-6028) for the quarter ended June 30, 2013.
5.1	Opinion of Marcie J. Weber, Esq., as to the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Marcie J. Weber, Esq., is contained in Exhibit 5.1 (included in Exhibit 5.1).
24	Powers of Attorney.